UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-A

TIER II OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

Nevada	7948	68-0681435
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer
of incorporation or organization)	Classification Code Number)	Id. No.)

1624 Market St Suite 202-90862 Denver, CO 80202
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I - END

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 22, 2018

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

BUSCAR COMPANY

2,000,000 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

In this public offering we, “BUSCAR COMPANY.” are offering 2,000,000 shares of our common stock. The offering is being made on a self-underwritten, “best efforts” basis notwithstanding the resale shares may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Operating Officer, Anastasia Shishova. Anastasia Shishova is deemed to be an underwriter of this offering. She will not receive any commissions or proceeds for selling the shares on our behalf. There is uncertainty that we will be able to sell any of the 2,000,000 shares being offered herein by the Company. All of the shares being offered for sale by the Company will be sold at a fixed price of $1.00 per share for the duration of the Offering. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our company’s business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

As of FEBRUARY 22, 2018, the Company had 18,681,321 shares of Common Stock outstanding. Our securities are not listed on any national securities exchange. Our common stock is presently quoted for trading on the OTC Market under the symbol “CGLD”. On February 14, 2018 the last sales price of our common stock as reported was $0.043 per share.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

SHARES OFFERED	PRICE TO	SELLING AGENT	NET PROCEEDS TO THE
BY COMPANY	PUBLIC	COMMISSIONS	COMPANY
Per Share	$1.00	Not applicable	$1.00
Minimum Purchase	None	Not applicable	Not applicable
Total (2,000,000 shares)	$2,000,000	Not applicable	$2,000,000

Currently, our officers and directors owns approximately 76% of our Common Stock and 99% of the voting power of our outstanding capital stock (including common and preferred). After the offering, assuming all the shares being offered on behalf of the company are sold, Ms. Shishova will hold or have the ability to control approximately 69% of our Common Stock and 99% of the voting power of our outstanding capital stock.

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If all the shares are not sold in the company’s offering, there is the possibility that the amount raised may be minimal and might not even cover the costs of the offering, which the Company estimates at $20,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the company. There has been no public trading market for the common stock of BUSCAR COMPANY.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 11.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this offering circular. If anyone provides you with different information, you should not rely on it.

The date of this offering circular is FEBRUARY 22, 2018

The following table of contents has been designed to help you find important information contained in this offering circular.

We encourage you to read the entire offering circular.

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You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PART - II

OFFERING CIRCULAR SUMMARY

In this offering circular, ‘‘Buscar Company,’’ the “Company,’’ ‘‘we,’’, “CGLD”, ‘‘us,’’ and ‘‘our,’’ refer to Buscar Company, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending March 31. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. These forward-looking statements are based on current information and expectation, and we assume no obligation to update any such forward-looking statements.

Glossary

Throughout this prospectus, we use terms associated with the thoroughbred horseracing industry. The following glossary of terms is intended to assist prospective investors who may not be familiar with these terms.

Barn Foreman	A person who handles the grooms and hot walkers and implements the horse’s day-to-day routine.

Blacksmithing	Equine hoof care, including the trimming and balancing of horses’ hooves and the placing of shoes on their hooves.

Board	The term commonly used when a horse lives at a third party facility where the owner pays money to the facility owner to take care of the horse.

Breaking	To train a young horse to wear a bridle and saddle, carry a rider and respond to a rider’s commands.

Broodmare	A filly or mare that has been bred and is used to produce foals.

Campaigned	To race in a number or series of competitions.

Champion	Any Eclipse Award winner is referred to as a “champion” in the United States.

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Claiming

The process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.

Colt	An ungelded male horse four years old or younger.

Conformation	The shape and correctness of the anatomy of a horse.

Consignor	The person offering a horse for sale through an auction either as or on behalf of the owner or vendor of the horse.

Dam	The mother of a horse.

Eclipse Award

The Eclipse Award of Merit is the thoroughbred racing industry’s highest honor and is co-sponsored by the National Thoroughbred Racing Association, Daily Racing Form and the National Turf Writers Association. The Eclipse Awards are year-end awards honoring the top horses in 11 separate categories; the leading owner, trainer, jockey, apprentice jockey and breeder; and members of the media who have demonstrated excellence in their coverage of the sport.

Entry Fee	The money paid to enter a horse in a stakes race.

Exercise Rider	A rider who is licensed to exercise a horse during its morning training session.

Filly	A female horse four years old or younger.

Foal	A horse of either sex in its first year of life. The term “foal” can also denote the offspring of either a male or female parent.

Full Field	When a race is filled to capacity.

Gelding	A surgical procedure to remove both testicles from a male horse.

Grade I, II and III Stake Races

The top level for stakes races is the graded stakes race, which can have no restrictions other than age or sex. There are three grades, and the grade assigned a race is controlled by the Graded Stakes Committee, which is a committee of the Thoroughbred Owners and Breeders Association that insures the equivalence of Grade I, II and III stakes races regardless of the track being run. Grade I level races are the top tier, Grade II are the second tier and Grade III are the third tier.

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Groom	A person who cares for a horse in a stable.

Horseman	A racehorse owner or trainer.

Hot Walkers	A person who walks horses to cool them out after workouts or races.

In Form	A horse that has previously been entered in at least one race.

International Stud Book Committee

An international organization of stud book authorities that meets annually to establish standards of stud book operation in order to ensure the integrity and future development of the thoroughbred breed. Among other things, the International Stud Book Committee establishes standards for operating and maintaining a thoroughbred stud book, breeding and identification of thoroughbreds and the movement of thoroughbreds between stud book authorities.

Live horse races	When horses are racing live at a track.

Live Racing Day	A day when there is live racing at a track.

Mare	A female horse five years old or older.

Nomination	A fee paid to make a horse eligible to enter a stakes race.

Pari Mutuel Wagering	A form of wagering in which all money bet is divided up among those who have winning tickets after taxes and other deductions are made.

Purse winnings	The monetary amount distributed after a race to the owners of the entrants who have finished in (typically) the top four or five positions.

Racing Card	The schedule of races at a racetrack on a specific day giving information about races, particularly the horses running in each race and their riders and trainers.

Racing Secretary

The racetrack official who drafts conditions of races and assigns weights for handicap horse races, which are races in which varying amounts of weight are added to the horse saddles in an attempt to even out the competition in case some horses are clearly more dominant than others.

Runners	The horses participating in a race.

Sire	The father of a horse.

Stakes Race	A horse race in which the prize offered is made up at least in part from the stake, or entry fee, that the horse owners must pay.

Stakes Winners	Horses that have won stakes races.

Stallion	A male horse used for breeding.

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Stallion Season	The right to breed a mare to a particular stallion during one breeding season.

Stud Book	A registry and genealogical record that ensures the correct pedigree and identification of every thoroughbred.

Stud Fee	The price paid by the owner of a female horse to the owner of a stallion for the right to breed to it.

The Jockey Club

The Jockey Club is the breed registry for all thoroughbred horses in North America. It is responsible for maintaining The American Stud Book, which is a stud book that includes all thoroughbreds foaled in the United States, Canada and Puerto Rico as well as thoroughbreds imported into the United States, Canada and Puerto Rico from other nations that maintain similar thoroughbred registries.

Thoroughbred

A horse whose parentage traces back to any of three “founding sires.” To be considered a thoroughbred for racing or breeding purposes, a thoroughbred must have satisfied the rules and requirements of The Jockey Club and be registered in “The American Stud Book” or in a foreign stud book recognized by The Jockey Club and the International Stud Book Committee.

Thoroughbred Owners and Breeders Association

A national trade organization formed in 1961 for thoroughbred owners and breeders. The Thoroughbred Owners and Breeders Association is based in Lexington, Kentucky and its stated mission is to improve the economics, integrity and pleasure of the sport on behalf of thoroughbred owners and breeders.

Three-Year olds	A horse between three and four years of age.

Two-Year olds	A horse between two and three years of age.

Yearling	A horse in its second calendar year of life, beginning Jan. 1 of the year following its birth.

Weanling	A newly weaned horse that is under 1 year old.

The Company

Our business address is 1624 Market St Suite 202-90862 Denver, CO 80202. Our telephone number is (661) 418-7842 and our Internet website address is www.buscarcompany.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

Buscar Company. (“Buscar”, “we”, “us”, “our”, the “Company”) was incorporated in Nevada as Cascade Springs Ltd. on January 19, 2010. In 2012, we amended our Articles of Incorporation to change our name to Colorado Gold Mines, Inc. On June 18, 2014, changed our name to Buscar Oil, Inc. On May 19, 2015, the Company changed it’s name to Buscar Company. Buscar is domiciled in the state of Nevada, and its corporate headquarters are located in Lousville, KY. The Company selected March 31 as its fiscal year end.

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The Company’s primary business is the breeding and selling of thoroughbreds. The Company is breeding in Kentucky. The breeding season typically runs from February through May. Under the rules of racing, every foal (a baby thoroughbred) is given a birthday of January 1 of the year of its birth regardless of its actual date of birth. The Company will generate revenue from its breeding operations through the sale of the foals and purse winnings from the foals the Company keeps. While the Company is building its breeding operations, the Company will own and manage thoroughbreds that will race in allowance or stakes races. This will allow the Company to begin to develop relationships with other owners and trainers for the benefit of its breeding operations.

The Company is an early stage company. Additionally, the Company’s auditor has expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations. The Company has insufficient capital to continue operations for the next 12 months.

Our auditors have issued a going concern opinion and the reasons noted for issuing the opinion are our lack of revenues and capital.

This is the current corporate organization:

This Offering

All dollar amounts refer to US dollars unless otherwise indicated.

As of the date of this offering, we have 18,681,321 shares of common stock issued and outstanding. Through this offering, we intend to offer 2,000,000 shares for offering to the public. The price at which we offer these shares is fixed at $1.00 per share for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of the common stock.

Securities being offered by the Company

2,000,000 shares of common stock, at a fixed price of $1.00 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	None.

Offering price per share	We will sell the shares at a fixed price per share of $1.00 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	18,681,321 common shares are currently issued and outstanding.

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Number of shares of common stock outstanding after the offering of common stock	20,681,321 common shares will be issued and outstanding if we sell all of the shares we are offering herein.

Number of shares of preferred stock outstanding before the offering of common stock	The following Preferred shares are currently issued and outstanding: 8,000,000 shares of Series A Preferred Stock 9,650,000 shares of Series B Preferred

Number of shares of preferred stock outstanding after the offering of common stock	The following Preferred shares will be issued and outstanding after offering: 8,000,000 shares of Series A Preferred Stock 9,965,000 shares of Series B Preferred

The minimum number of shares to be sold in this offering	None.

Market for the common shares

There is a public market for the common shares on OTC PINKS under the symbol “CGLD”. As of FEBRUARY 22, 2018, CGLD is trading at $0.0426 X $0.0499 per share. The last transaction price was at $0.05

The offering price for the shares will remain at $0.10 per share for the duration of the offering.

Use of Proceeds	We intend to use the net proceeds to us for working capital, acquire additional broodmares and pay for stud fees.

Termination of the Offering

This offering will terminate upon the earlier to occur of (i) 365 days after this Offering Statement becomes qualified with the Securities and Exchange Commission, or (ii) the date on which all 2,000,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Subscriptions:	All subscriptions once accepted by us are irrevocable.

Risk Factors:	See “Risk Factors” and the other information in this offering circular for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Risk Factors

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this Offering Circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

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FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

Investing in the Company’s Securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in this Securities Offering.

RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this registration statement. The statements contained in or incorporated into this registration statement. that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the value of our Common Stock could decline, and an investor in our securities may lose all or part of their investment.

The Company’s auditors have issued a going concern opinion that the Company’s may not be able to continue without raising additional capital therefore needs to raise additional capital to continue its operations and to implement its growth plan.

Our auditors and management has concluded that there is substantial doubt about our ability to continue as a going concern. We are a development stage company and may not been able to effectively implement our business plan. There can be no assurance that there will be an opportunity to generate revenues from our contemplated business activities. The revenues and income potential of our proposed business and operations are unproven. The lack of our operating history and the unproven nature of our business strategy makes it difficult to evaluate the future prospects of our business. We are currently experiencing losses resulting from the fact that we are incurring operating expenses and are not generating any revenues.

Most racehorse ownership is not profitable will materially and adversely affects our business, financial condition and results of operations.

The business of training and racing thoroughbred racehorses is a high-risk venture and most racehorse ownership is not profitable. In particular, studies in the U.S. market have concluded that financial returns from owning racehorses are negative in the aggregate. These studies also suggest that investors pay, in effect, two premiums (which can be thought of as amounts in excess of the amount an investor would ordinarily be expected to pay on the basis of the discounted cash flow anticipated from another investment of similar risk) when investing in racehorses: a premium to enter the sport and, for higher priced horses, a premium related to the purchase of a potential champion. There is no assurance that any of our horses will generate positive returns or that we will not lose a portion or all of the capital we invest in them and that investors will not lose a portion or all of the capital they invest. Among other things, thoroughbreds are subject to injury and disease which can result in forced retirement from racing or, at the extreme, natural death or euthanasia of the animal. Even if a thoroughbred has an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. There can be no assurance that the value of our horses will not decrease in the future or that we will not incur losses on the racing careers or sale or other disposition of any or all of our horses. Any such circumstance will materially and adversely affect our business, financial condition and results of operations.

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We may not have sufficient proceeds from the offering or our operations to sustain our operations through the end of our operating period.

We estimate that we will need an aggregate of approximately $2.0 million to fully implement our expansion and cover ongoing expenses. There can be no assurance that the net proceeds raised in the offering will be sufficient to implement our business plan during our operating period. Furthermore, there can be no assurance that we will achieve the same financial stability as our sister companies or that an investment in us will not ultimately be riskier than an investment in one of our sister companies.

Working capital may prove to be insufficient, including because unanticipated operating expenses arise, our horses sell or less than we expected at auction, casualty events occur, our horses require major surgeries or other medical treatments that are not carried out pursuant to the training and maintenance agreement. If we do not raise enough proceeds in the offering, if we are unable to realize sufficient future revenues or if for any other reason we do not have sufficient working capital to continue operations we may be forced to cease operations and liquidate. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

The costs and burdens of being a U.S. public reporting company are substantial. Compliance with changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and other SEC regulations, may require significant management attention and external resources and associated costs.

We do not anticipate having a predictable stream of revenue from operations, and the variability of our revenues may result in cash shortfalls, which would in turn have a material adverse effect on us.

We cannot predict with any certainty the future performance of any of our horses in any given race or the value that will be realized upon the sale of any of our horses. If we are unable to achieve a sufficient level of racing revenues during our operating period, or if our operating expenses are significantly higher than we expect, we may experience cash shortfalls. If we experience a cash shortfall, we may be forced to cease operations. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

The popularity of horse racing has declined which may impact our ability to generate revenues and profits from our horses and the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

There has been a general decline in the number of people attending and wagering on live horse races at North American racetracks, including because of increased competition from other wagering and entertainment alternatives such as spectator sports and other gaming options, and the unwillingness of customers to travel a significant distance to racetracks. Competitive gaming activities include traditional and Native American casinos, video lottery terminals, state-sponsored lotteries and other forms of legalized and non-legalized gaming in the U.S. and other jurisdictions, and we expect the number of competitors to increase. Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), declined by about 4.8% over the same period. The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen. Lower interest in horse racing and a continued decline in racetrack attendance could materially and adversely affect our business, financial condition and results of operations because the number and amount of purses may decline. If the opportunity to generate revenues and profits from thoroughbred ownership declines, the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

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Our horses are subject to impairment testing and potential periodic impairment charges could materially and adversely affect the price of our Common Stock.

We intend to test our horse assets for impairment on a semi-annual basis and more frequently if there is objective evidence of impairment. The value of one or more our horses may become impaired for a variety of reasons, including death, injury or racing losses or lack of training progress. The events and conditions leading to the recording of an impairment charge could have a material and adverse effect on our business, financial condition and results of operations. The recognition of an impairment charge could materially and adversely affect the trading price of our common stock.

Racehorses are prone to injury which may materially and adversely affect our business, financial condition and results of operations.

Racehorses can be susceptible to leg or other injuries, which can adversely affect, shorten or end their ability to race or otherwise adversely affect them. No assurance can be given that our horses will not sustain any injury during stabling, training, racing or transport to and from various racetracks, irrespective of the level of precaution taken. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

The Company currently owns 4 broodmare which materially and adversely affects our business, financial condition and results of operations.

The Company currently owns 4 broodmare and is dependent on raising capital to acquire additional broodmares. If the Company cannot sufficient capital to acquire additional horses it will reduce the opportunity to generate racing revenues and may materially and adversely affect our business, financial condition and results of operations.

Bad weather may adversely affect our business, financial condition and results of operations.

Racetracks operate outdoors and weather conditions surrounding these events may materially and adversely affect our business, financial condition and results of operations, particularly because poor weather may injure a horse or cause us to remove a particular horse from a particular race. Due to weather conditions, racetracks may be required to move a race event to the next live racing day, move the race from a turf track to a dirt track (which could cause us to withdraw a horse from a race in which the type of surface selected no longer suited its running style) or cancel races altogether. These changes would increase our costs and could materially and adversely affect our business, financial condition and results of operations. Poor weather could affect successive events in future periods.

Racetrack attendance can be sensitive to reductions in consumers’ discretionary spending, which may result from economic conditions, unemployment levels and other changes we cannot accurately predict and for which we cannot implement mitigating business strategies.

Demand for particular entertainment and leisure activities can be sensitive to consumers’ disposable incomes, which may be materially and adversely affected by recent economic conditions and the persistence of elevated levels of unemployment. Horseracing and related activities may be similar to other leisure activities in that they represent discretionary expenditures likely to decline during economic downturns. In some cases, the perception of an impending economic downturn or the continuation of a recessionary climate can be enough to discourage consumers from spending on entertainment or leisure activities. Further declines in the residential real estate market, higher energy and transportation costs, and changes in consumer confidence, increases in individual tax rates, and other factors that we cannot accurately predict may reduce disposable income of racetrack customers. This could result in fewer patrons visiting racetracks, gaming and wagering facilities and online wagering sites, and may impact these customers’ ability to wager with the same frequency and maintain their wagering level profiles. Reduced wagering levels and profitability at racetracks could cause certain racetracks to reduce purse sizes, cancel races or cease operations and therefore reduce the opportunity to generate revenues and profits from our horses and cause the value of our horses to decline. Accordingly, these factors could have a material and adverse impact on our business, financial condition and results of operations.

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The Company has limited capitalization and lack of working capital and as a result is dependent on raising funds to grow and expand its business.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company will endeavor to finance its need for additional working capital through debt or equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. There are no other current agreements or understandings with regard to the form, time or amount of any financing and there is no assurance that any financing can be obtained or that the Company can continue as a going concern.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on a direct participation basis with no minimum offering required which may adversely impact the implementation of our business plan.

We are offering shares on a direct participation basis and with no minimum offering. As such we may not receive sufficient proceeds to fund our planned operations or the costs of this offering. If we are not able to receive sufficient proceeds would cause a delay in the implementation of our planned operations. If we do not raise sufficient funds in this offering to fund our proposed operations or even cover the costs of this offering, you may lose your entire investment.

As we do not have an escrow or trust account for any proceeds from this offering, if we file for or are forced into bankruptcy protection, then investors may lose their entire investment.

Invested funds for this offering will not be placed in an escrow or trust account and if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you may lose your investment and your funds will be used to pay creditors.

The Company has limited revenue and limited operating history which make it difficult to evaluate the Company which could restrict your ability to sell your shares.

The Company has only a limited operating history and limited revenues. Activities to date have been limited to researching thoroughbreds to claim, organizational efforts and obtaining initial financing. The Company must be considered in the developmental stage. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital and intense competition. The likelihood of success of the Company must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating.

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The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company’s business.

Initially, success of the Company is entirely dependent upon the management efforts and expertise of Ms. Shishova. A loss of the services of any of these individuals could adversely affect the conduct of the Company’s business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors. The Company entered into an employment agreement with our CEO in July 2016. The agreement is deferred until November 2017. This means no salary was owed or accrued until after the first sales begun in November 2017. The material terms of the PSA are as follows:

Term: 10 Years

Salary: $120,000

Stock Awards: 3,000,000 subject to a 10-year lock up agreement and 1,000,000 from the Company’s S-8 upon execution of the PSA.

Allowances: Our CEO may receive allowances up $3,000 per month.

The Company’s dividend policy may restrict growth and lead to dilution.

The Company has not paid dividends on its Common Stock in the past. The Company intends to begin to pay dividends. The Company has decided to distribute at least 20% of its net purse winnings that the Company’s thoroughbreds generate. As a result, the Company will be restricted in its growth potential. In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders. However, our ability to pay dividends is subject to limitations imposed by Nevada law. Pursuant to Nevada Revised Statute 78.288, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.

We cannot guarantee that an active trading market will develop for our Common Stock which may restrict your ability to sell your shares.

There can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Our shares will be subject to the “penny stock” rules which might subject you to restrictions on marketability and you may not be able to sell your shares.

Broker-dealer practices in connection with transactions in “Penny Stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company’s securities are subject to the penny stock rules; therefore investors may find it more difficult to sell their securities.

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99% of the total voting power thereby acting together they have the ability to choose management or impact operations.

Currently, our officers and directors owns approximately 76% of our Common Stock and 99% of the voting power of our outstanding capital stock (including common and preferred). Assuming all securities are sold, our officers and directors owns approximately 69% of our Common Stock and 99% of the voting power of our outstanding capital stock (including common and preferred) As a result, our officers and directors will have control of the Company even if the full offering is subscribed for and be able to choose all of our directors. Their interests may differ from the ones of other stockholders. Factors that could cause his interests to differ from the other stockholders include the impact of corporate transactions on the timing of business operations and his ability to continue to manage the business given the amount of time he is able to devote to us.

Purchasers of the offered shares may not participate in our management and, therefore, are dependent upon his management abilities. The only assurance that our shareholders, including purchasers of the offered shares, have that our sole officer and director will not abuse his discretion in executing our business affairs, as his fiduciary obligation and business integrity. Such discretionary powers include, but are not limited to, decisions regarding all aspects of business operations, corporate transactions and financing.

Accordingly, no person should purchase the offered shares unless willing to entrust all aspects of management to the sole officer and director, or his successors. Potential purchasers of the offered shares must carefully evaluate the personal experience and business performance of our management.

This offering circular contains forward-looking statements and information relating to us, our industry and to other businesses. Our actual results may differ materially from those contemplated in our forward looking statements which may negatively impact our company.

These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this registration statement, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events. The Company is excluded from the safe harbors in section 27A of the Securities Act and Section 21D of the Exchange Act so long as the Company is an issuer of penny stocks.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, and is our limited capitalization which could impact our ability execute on our divisions business plans. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

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Future sales by our stockholders may adversely affect our stock price and our ability to raise funds.

Any future sales of this stock may adversely affect the market price of the Common Stock. Sales of our Common Stock in the public market could lower our market price for our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all.

We may, in the future, issue additional common stock, which would reduce then-existing investors’ percentage of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock. Accordingly, the board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which would dilute the current and future shareholders.

The market price of our Common Stock may fluctuate significantly which could cause a decline in value of your shares.

The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control. The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

•	our failure to achieve and maintain profitability;
•	changes in earnings estimates and recommendations by financial analysts;
•	actual or anticipated variations in our quarterly and annual results of operations;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
•	loss of significant clients or customers;
•	loss of significant strategic relationships; and
•	general market, political and economic conditions.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our Common Stock, which could cause a decline in the value of our shares.

17

Our by-laws provide for indemnification of our officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Nevada law. Under Nevada law (Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

The Company will incur additional costs associated with being a public company which may result in our shareholders losing their entire investment.

The additional costs you will incur as a public company fees associated to filing the required filings with the SEC and OTC Markets. The company expects these annual costs to be approximately $40,000 for the year. There is a risk that our shareholders will lose their entire investment if we are unable to raise the additional financing or generate sufficient income to pay these additional costs.

The Company’s sole officer and director can determine his salary without approval from shareholders which may result in our shareholders losing their entire investment.

Since our sole officer and director may determine his salary without approval from shareholders there is a risk that there will insufficient funds available from the net income. There is a risk that our shareholders will lose their entire investment if we are unable to raise the additional financing or generate sufficient income to pay any salary to our officer.

There can be no assurances that the value of the thoroughbreds which are acquired by the Company will not decrease in the future which may have an adverse impact on our Company’s activities and financial position.

The business of training and racing thoroughbreds is a high-risk venture. There is no assurance that any thoroughbred acquired by the Company will possess qualities of a championship character. While a thoroughbred may have an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. Moreover, thoroughbreds are subject to injury and disease which can result in forced retirement from racing, or at the extreme, natural death or euthanasia of the animal. There can be no assurances that the value of the thoroughbreds which may be acquired and owned by the Company, will not decrease in the future or that the Company will not subsequently incur losses on the racing careers or sale or other disposition of any or all of the thoroughbreds which the Company may acquire.

The valuation of thoroughbreds is a highly speculative matter. If the valuation of the Company’s thoroughbreds decrease the Company will still be responsible for the expenses of maintaining, training and racing the thoroughbreds even at lesser quality races which could negatively impact the revenues from the thoroughbreds.

The valuation of thoroughbreds is a highly speculative matter and prices have fluctuated widely in recent years. The success of the Company is dependent upon the present and future values of thoroughbreds generally, and of the Company’s thoroughbreds in particular, as well as the racing success of the Company’s thoroughbreds. Although the future value of thoroughbreds generally cannot be predicted, it will be affected by the state of the economy, the amount of money available for investment purposes, and the continued interest of investors and enthusiasts in the thoroughbred industry. The expense of maintaining, boarding, training and racing thoroughbreds can be expected to increase during the term of the Company, regardless of what happens to the future market price of thoroughbreds or the performance of the Company thoroughbreds.

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If the Company’s breeding offspring are unsuccessful in racing or injured, their value will be adversely affected. This may have a negative impact of the Company’s valuation and its revenue.

Thoroughbred racing is extremely speculative and expensive. If the Company breeding offspring are unsuccessful in racing, their value will be adversely affected. Furthermore, revenues from auctions are dependent upon perceived value of the stud and dam and their previous offspring. Additionally, the value of thoroughbreds may be impacted by the size of the purses which depends in general on the extent of public interest in thoroughbred racing, and in particular on the relative quality of the specific horses in contention in any specific meeting or race. Although public interest has been strong in recent years, there is no assurance that public interest will remain constant, much less increase. Legalized gambling proliferating in many states threatens to curtail interest in horse racing as a means of recreation. In addition, there is no assurance that the Company thoroughbreds will be of such quality that they may compete in any races which offer purses of a size sufficient to have auction prices that will cover the Company’s expenses.

Thoroughbred racing could be subjected to restrictive regulation or banned entirely which could adversely affect the conduct of the company’s business.

The racing future of and/or market for the Company’s thoroughbreds depends upon continuing governmental acceptance of thoroughbred racing as a form of legalized gambling. However, at any time, thoroughbred racing could be subjected to restrictive regulation or banned entirely. The value of the Company’s thoroughbreds would be substantially diminished by any such regulation or ban. Thoroughbred racing is regulated in various states and foreign countries by racing regulatory bodies with which the owners of thoroughbred racehorses must be licensed.

State racing laws and regulations may limit our ability to race our horses in certain states.

We are subject to considerable federal, state and local government regulation relating to the ownership of racehorses and other related matters. Many of these regulations are subject to differing interpretations that may, in certain cases; result in unintended consequences that could materially and adversely impact the effective operation of our business. We will be required to obtain licenses in certain states in order to race our horses in such states. We may not be able to obtain necessary licenses or other approvals on a cost effective and timely basis in order to operate our business. Furthermore, we will depend on continued state approval of legalized thoroughbred horseracing in states where we race our horses. The failure to attain, loss of or material change in our licenses, registrations, permits or approvals may materially limit the number of races we enter, and could have a material and adverse impact on our business, financial condition and results of operations.

Racing laws and regulations in some of the states in which we intend to race our horses limit your ability to acquire and retain our common stock without being licensed as a thoroughbred owner and a violation of those laws and regulations could prevent our horses from racing in those states.

Existing regulations governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain our common stock. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of common stock, generally greater than 3%, 5% or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions.

In California, the owner of record for the Company’s horses will be a wholly owned-subsidiary. This subsidiary will own and manage all the company’s horses to be raced in California. As such, the only equity shareholder will be the registrant. Thereby, the company will not need to disclose to the name of each individual shareholder. However, if these rules shall change then the Company may need to disclose the individual shareholders names or be required to cease operations in California. The Company is looking at the ownership rules in other states to determine which states the company would seek to expand.

These regulations may impact our ability to expand and/or race horses in these states which may have a material adverse effect on our financial position.

19

The Company currently does not and does not intend to purchase insurance on its thoroughbred which could require Company resources to be spent to cover any loses from the death or injury of a thoroughbred.

Mortality insurance insures against the death of a horse during the Company’s ownership. Surgical insurance covers possible risks of injury during racing or training. Without insurance the Company is responsible for the cost of injury or in the event of death will lose its investment in the thoroughbred. The payment of such liabilities may have a material adverse effect on our financial position.

A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could negatively impact the Company’s operations.

A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could impact the availability of race tracks available for the Company to race at and then negativity impact its operations.

The Company may not be able to accurately access the value of thoroughbreds it wants to acquire which may result in the Company overpaying for the thoroughbred or prevent the Company from acquiring a thoroughbred which may negatively result our operations.

Prior to the company putting a claim in for a particular horse, the Company is unable to perform any veterinary tests and therefore must solely rely on the thoroughbred’s past performances, workouts and a visual inspection while the thoroughbred walks from the barn to the track prior to the race. As such we may not be able to accurately access with any certainty the value of or the future performance of any horse that we are interested in claiming. As a result, the Company may overpay for a thoroughbred it purchases or not obtain the value of the thoroughbred that the company expected when acquiring the thoroughbred. These may negativity impact the company’s operations.

If the Company acquires a thoroughbred for its allowance/stakes division through an auction, then the Company is able to have a vet check the thoroughbred and perform significant visual inspections of the thoroughbred as well. However, the thoroughbred would have not competed in a race and as such the Company could not rely on the thoroughbred’s past performance but rely solely on the confirmation (how the thoroughbred looks), the results of the vet tests and the sire and dam of the thoroughbred. As such we may not be able to accurately access with any certainty the value of or the future performance of any horse that we are interested in acquiring. As a result, the Company may overpay for a thoroughbred it purchases or not obtain the value of the thoroughbred that the company expected when acquiring the thoroughbred. These may negativity impact the company’s operations.

The procedure for a claiming race is as follows: the trainer puts a claim in for the horse prior to the race. Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race. Whereas at an auction, the Company will bid to acquire a thoroughbred and the person who has the highest bid wins the thoroughbred. Claiming races are the lowest level of races and as a result offer the lowest average purse sizes.

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There are potential conflicts of interests between the company and its officer and which may have a material and adverse impact on our business, financial condition and results of operations.

Our sole officer and director, is also the controlling shareholder and works approximately 30 hours per week for the Company, is engaged in the business of owning, racing, and investing in thoroughbred ventures which may give rise to conflicts of interest. Ms. Shishova may enjoy an informational advantage over the Company and his fiduciary duties to the company could potentially conflict with his desire to purchase thoroughbreds for his personal use. The company has not yet adopted written procedures for resolving potential conflicts and once the company does these procedures once adopted may not be effective because we only have one director and officer. These conflicts of interest may have a material and adverse impact on our business, financial condition and results of operations.

Industry practices and structures have developed which may have not been attributable solely to profit-maximizing economic decision-making which may have an adverse impact on our Company’s activities business.

Because thoroughbred racing is a sport as well as a business, industry practices and structures have developed which may have not been attributable solely to profit-maximizing economic decision-making. For instance, a particular bloodline could command substantial prices owing principally to the interest of a small group of individuals having particular goals unrelated to economics. A decline in this interest could be expected to adversely affect the value of the bloodline.

The Company lacks sufficient internal controls and implementing acceptable internal controls will be difficult with only 1 officer and director thereby it will be difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The Company lacks internal controls over its financials and it may be difficult to implement such controls with only 1 officer and director. The lack of these internal controls make it difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The reason we believe our disclosure controls and procedures are not effective is because:

•	there is a lack of segregation of duties necessary for a good system of internal control due to insufficient accounting staff due to the size of the company.
•	the staffing of accounting department is weak due to the lack of qualifications and training, and the lack of formal review process.
•	the control environment of the Company is weak due to the lack of an effective risk assessment process, the lack of internal audit function and insufficient documentation and communication of the accounting policies.
•	Failure in the operating effectiveness over controls related to recording revenue.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies for further discussion of this exemption.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Summary

We believe it is important to communicate our expectations to investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages as well as any cautionary language in this registration statement, provides all known material risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward looking statements. The occurrence of the events our business described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operation, prospects, financial condition and stock price.

DILUTION

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of the maximum offering amount of $2,000,000 in securities, assuming $1,000 in offering or other expenses, our as-adjusted net tangible book value as of September 30, 2017 would have been approximately $2,770,412, or $0.134 per share. This represents an immediate increase in net tangible book value of $0.0927 per share to existing stockholders and an immediate dilution in net tangible book value of $0.8660 per share to investors of this offering.

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The following table illustrates the effect of dilution if 25%, 50%, 75% or 100% of the offering is sold:

	25% of	If 50% of	If 75% of	If 100% of
	shares sold	shares sold	shares sold	shares sold
Net tangible book value before offering	$0.0413	$0.0413	$0.0413	$0.0413
Net Tangible book value per share after offering	$0.0662	$0.0900	$0.1125	$0.1340
Net increase to original shareholders	$0.0249	$0.0487	$0.0712	$0.0927
Decrease in investment to new shareholders	$0.9338	$0.9100	$0.8875	$0.8660
Dilution to new shareholders	93.4%	91.0%	88.7%	86.6%

Original percentage of ownership after offering	97.4%	94.9%	92.6%	90.3%
Common shares outstanding prior to investment	18,681,321	18,681,321	18,681,321	18,681,321
New common shares issued	500,000	1,000,000	1,500,000	2,000,000
Total common shares outstanding	19,181,321	19,681,321	20,181,321	20,681,321

SELLING SHAREHOLDERS

None

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

PLAN OF DISTRIBUTION

Our common stock offered through this offering is being made by Anastasia Shishova our Chief Operating Officer, on behalf of the Company and by the selling shareholder through a direct public offering. Our Common Stock may be sold or distributed from time to time by Ms. Shishova or the selling shareholder or directly to one or more purchasers utilizing general solicitation through the internet, social media, and any other means of widespread communication notwithstanding the selling shareholders may also use crowdfunding sites, brokers, dealers, or underwriters who may act solely as agents at a fixed price of $1.00 per share. The sale of our common stock offered by us or the selling shareholder through this offering may be effected by one or more of the following methods: internet, social media, and any other means of widespread communication including but not limited to crowdfunding sites, ordinary brokers’ transactions;· transactions involving cross or block trades; through brokers, dealers, or underwriters who may act solely as agents; in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;· in privately negotiated transactions; or· any combination of the foregoing. The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of our common stock by other means not described in this prospectus. Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.

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The Company has 18,681,321 shares of common stock issued and outstanding as of the date of this offering circular. The Company is registering an additional 2,000,000 shares of its common stock for sale at the price of $1.00 per share.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, Anastasia Shishova will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Cameron Cox is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Cameron Cox will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Cox is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Cox will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Cameron Cox will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 2,000,000 shares being offered on behalf of the company itself. The Company will not receive any proceeds from the sale of the selling shareholder’s shares. The price per share is fixed at $1.00 for the duration of this offering. Our common stock is listed on a public exchange and quoted over-the counter, OTC PINK, under the symbol, CGLD. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. The shares of common stock sold by the Company or selling shareholder may be occasionally sold in one or more transactions; all shares sold under this offering circular will be sold at a fixed price of $1.00 per share.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than $20,000.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Buscar Company”. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

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USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00 The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale by the Company. There is no assurance that we will raise the full $2,000,000 as anticipated.

	25%		50%		75%		100%
GROSS PROCEEDS FROM THIS OFFERING	$500,000		$1,000,000		$1,500,000		$2,000,000
Less: OFFERING EXPENSES
Filing Expenses	$1,000	0.20%	$1,000	0.10%	$1,000	0.07%	$1,000	0.05%
Misc. Expenses	$2,500	0.50%	$2,500	0.25%	$2,500	0.17%	$2,500	0.13%
Legal and Accounting	$7,500	1.50%	$7,500	0.75%	$7,500	0.50%	$7,500	0.38%
SUB-TOTAL	$11,000	2.20%	$11,000	1.10%	$11,000	0.73%	$11,000	0.55%

Less:
Acquisition of Thoroughbreds	$-	-	$500,000	50.0%	$1,000,000	66.7%	$1,500,000	75.0%
Stud Fees	$385,000	77.0%	$385,000	38.5%	$385,000	25.7%	$385,000	19.3%
Reserve for training fees	$104,000	20.8%	$104,000	10.4%	$104,000	6.93%	$104,000	5.2%
SUB-TOTAL	$500,000	100%	$1,000,000	100%	1,500,000	100%	2,000,000	100%

The above figures represent only estimated costs for the next 12 months.

Item 7: Description of Business

Our business address is 1624 Market St Suite 202-90862 Denver, CO 80202. Our telephone number is (661) 418-7842 and our Internet website address is www.buscarcompany.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

Buscar Company. (“Buscar”, “we”, “us”, “our”, the “Company”) was incorporated in Nevada as Cascade Springs Ltd. on January 19, 2010. In 2012, we amended our Articles of Incorporation to change our name to Colorado Gold Mines, Inc. On June 18, 2014, changed our name to Buscar Oil, Inc. On May 19, 2015, the Company changed it’s name to Buscar Company. Buscar is domiciled in the state of Nevada and its corporate headquarters are located in Oscala, FL. The Company selected March 31 as its fiscal year end.

The Company’s primary business is the breeding and selling of thoroughbreds. The Company is breeding in Kentucky. The breeding season typically runs from February through May. Under the rules of racing, every foal (a baby thoroughbred) is given a birthday of January 1 of the year of its birth regardless of its actual date of birth. The Company will generate revenue from its breeding operations through the sale of the foals and purse winnings from the foals the Company keeps. While the Company is building its breeding operations, the Company will own and manage thoroughbreds that will race in allowance or stakes races. This will allow the Company to begin to develop relationships with other owners and trainers for the benefit of its breeding operations.

The Company is a developmental stage company. Additionally, the Company’s auditor has expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations. The Company has insufficient capital to continue operations for the next 12 months.

Our auditors have issued a going concern opinion and the reasons noted for issuing the opinion are our lack of revenues and capital.

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This is the current corporate organization:

Company’s Thoroughbreds

Name	DOB/Sex	Division	In Foal	2018 Breeding Season
Milania	2009/Mare	Breeding	No	Curlin
Sweet Dreams	2012/Mare	Breeding	Yes to Tapit	Tapit
Lazy Susan	2014/Mare	Breeding	Yes to Quality Road	Tapit
Meta Mu	2012/Mare	Breeding	Yes to American Pharoah	TBD
Sweet Congrats(1)	2015/Filly	Racing	n/a	n/a
Well Hello(1)	2015/Filly	Racing	n/a	n/a

__________

(1) The company owns a 30% stake in Sweet Congrats and Well Hello.

Breeding

The Company’s breeding division will consist of those thoroughbreds breed to be sold in private transactions or auctions. The Company is breeding in Kentucky. The Company expects that it will need to raise $2,000,000 to expand its breeding programs. The breeding programs consist of the Company acquiring broodmares and paying stud fees to farms who own the studs. The breeding season typically runs from February through May. Under the rules of racing, every foal (a baby thoroughbred) is given a birthday of January 1 of the year of its birth regardless of its actual date of birth. The Company will generate revenue from its breeding division through the sale of the foals and purse winnings from the foals the Company keeps.

The Company currently owns 4 broodmares and sold its first foals at the Keeneland Sale in November 2017. However, we are dependent on raising the necessary capital to begin our breeding program. As a result, we may have to delay the date we begin if we are unable to raise sufficient capital. Any delay in raising the capital may cause significant delays in beginning the program since the breeding season only runs from February through May.

The Company is dependent on obtaining the necessary financing to acquire broodmares and pay the necessary stud fees for its breeding division. The Company will acquire begin the breeding program as our capital position permit. Although the Company expects it needs $2,000,000 to acquire 2-4 additional broodmares for this division, we will begin acquiring broodmares as soon as our capital position allows the Company to do so. As such, the faster the Company can raise the necessary capital the quick we can acquire the broodmares and pay for the stud fees.

Revenue from Breeding Division

The Company generates revenue from the sale of the foals from the Company’s broodmares. The company sells the foals as weanlings but may they be sold as yearlings (1-year-old) or as 2 years old. The Company sells through auctions but may sell through a private party transaction. The Company sold its first two foals at the November Keeneland for $330,000.

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Racing

Racing it broken into two levels: Allowance/Stake and Claiming.

Allowance/Stakes Level Racing

Stakes and allowance races are races in which the horses are not for sale. Allowance races are a race other than claiming for which the racing secretary drafts certain conditions. The racing secretary for each track drafts certain conditions that a horse must satisfy to be entered into allowance races at the track. These conditions are set forth in a “condition book” that is generally prepared every two weeks. Stakes races are the top level races. Stakes races are the top level races and normally have a nomination and entry fee to be entered into the race. Additionally, there may be a starting fee. A starting fee is the final fee to be paid when the horse is declared a starter after the starting gate opens. The purse money is significantly higher in allowance and stakes level races. Allowance and stakes races may only account for 1-3 races per day at a track instead of the 5-9 claiming races a day at a track. The higher the level in racing the fewer the number of races there are on an average day.

The Company generates revenue from its allowance/stakes division from the purse winnings of the thoroughbred. The Company does not expect to sell these thoroughbreds. The Company expects that a thoroughbred will begin to generate revenue from purse winnings within 45-60 days from acquiring the thoroughbred. The Company further expects that it will continue to receive revenue from the thoroughbred every 45-60 days from additional purse winnings. The Company is currently not generating revenue from this division. The 45-60 day period between races affects the company’s cash flow by not providing monthly revenue from the particular thoroughbred; however, the higher purse values are expected to offset this.

Claiming

A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price. For example, in a $32,000 Claiming race all the horses are for sale for the purchase price of $32,000 plus applicable taxes. The procedure for a claiming race is as follows: the trainer puts a claim in for the horse prior to the race. Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race. If two or more owners/trainers put a claim in on a horse than a “shake” occurs to determine who has purchased the horse. A shake is when each claiming owner is assigned a number. Then a racing official draws a number at random and the owner with corresponding number has purchased the horse. Claiming races account for up to 80% of all thoroughbred races on a given day. Allowance and stakes thoroughbred typically only race every 30 days and may race as often as every two weeks.

The Company generates revenue from its Claiming Division in two ways: (1) purse winnings and (2) sale of a thoroughbred. The Company expects that a thoroughbred will begin to generate revenue from purse winnings within 30 days from acquiring the thoroughbred. The Company further expects that it will continue to receive revenue from the thoroughbred every 30 days from additional purse winnings. The Company will also generate revenue if our thoroughbred is claimed by another stable. The Company expects that most thoroughbreds in its claiming division will be claimed from the Company within 12 months from the date we acquired the thoroughbred.

Timing Between Races

Allowance and stakes thoroughbred typically only race every 45-60 days and may travel outside California to race. Claiming thoroughbreds typically only race every 30 days and may race as often as every two weeks. Claimers race more often than allowance/stakes thoroughbreds due mainly to the smaller purses in claiming races. The expenses related to training a claiming thoroughbred versus an allowance or stakes thoroughbred are approximately the same amount. However, allowance/stakes thoroughbred’s purse typically will range from $50,000 to $5,000,000 while claiming purses typically range from $10,000 to $32,000. The higher the average purse money in races that a thoroughbred runs in will allow the Company to provide more time for that thoroughbred to rest in between races since the revenue generated is higher from that thoroughbred.

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Eligibility to Enter Races

Eligibility to enter a horse into a particular race is determined by the conditions applicable to the race as set forth on the racing card established by the racing secretary. Conditions take into account such factors as age, sex, winnings (including the number of races won, if any, the most recent win(s) and dollar amount of winnings) and state of birth. For claiming races, the claiming price represents, effectively, an additional racing condition because only horses with values consistent with the claiming price will be entered by their owners. We believe that there will be ample opportunities for our horses to race and we do not believe an absence of racing opportunities will limit our revenues.

Purse Money Distribution

In both allowance/stakes level races and claiming races, purse earnings received by the owner are typically net of commissions. Commissions are customarily 10% of purse earnings for the jockey, if the horse places in first, second or third, and 10% of purse earnings for the trainer and barn staff, if the horse places in first, second, third, fourth or fifth. Otherwise, commissions for the jockey, trainer and barn staff are a flat fee of typically $250. The purse winnings are typically distributed as follows: 1st: 60%; 2nd: 20%; 3rd: 12%; 4th: 6%; 5th: 2%. The rest of the field receives $250 per start.

Training and Development of Horses

The Company’s training program will not differ significantly between the claiming division and allowance/stakes division. Each thoroughbred will follow essentially the same training program with the difference being in what distances the horses is expected to race. The main difference between a claiming thoroughbred and an allowance/stakes is essentially the speed and talent of the thoroughbred. As any athlete, some thoroughbreds are blessed with more natural talent than others.

The trainer is the most significant person on the racing team with respect to the development of a thoroughbred. The primary responsibilities of a trainer are the development of the racing abilities of a thoroughbred and the execution of a racing strategy for generating racing revenues. In some cases, the strategy for a horse considered to have early racing potential may be to have it entered into races quickly to take advantage of its early maturation. In other cases, horses may be entered into races more selectively in order to develop them at a more conservative pace. The trainer and our chief executive officer will select the races into which each horse is to be entered at the racetrack.

Once a thoroughbred has been entered in a race, a period of a few weeks to two months may elapse before the thoroughbred has recovered and is ready to race again. The factors relating to the length between races include the endurance, shape and health of the thoroughbred, the skill level and competition experience of the other thoroughbreds in the race and purse money typically ran by the thoroughbred. Trainers typically use these factors to determine where and when to race the thoroughbreds they are training in an effort to create attractive opportunities for the thoroughbred to win and generate revenues. Between races, thoroughbreds are generally ridden or walked every day. Training typically includes jogging, cantering or galloping most days and running (which is referred to as a workout or “fast work”) every seven days that it does not race. A workout consists of a timed run from three to five furlongs (one furlong equals 1/8 of a mile) and simulates a race for the thoroughbred.

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Another key consideration in racing development is the selection of a jockey. Generally speaking, the trainer is responsible for jockey selection and the stature of the trainer is therefore important from the perspective of jockey selection as well. However, if our horses become eligible for and are entered into a Grade I stakes race, the jockey will be selected or approved by our chief executive officer. In each race, a jockey weight is assigned to each horse and that horse’s jockey must weigh in at the required weight in order for the horse to start (or within a number of pounds over the specified weight if a range is permitted by the racing secretary). Jockey weights are assigned based on a variety of factors that may include the horse’s age and prior win level. The jockey is generally entitled to a commission equal to 10% of the purse earning of a horse ridden by the jockey, if the horse places in first, second or third. The jockey is also entitled to a modest (for example, $100) flat fee that must be paid from the horseman’s account with the racing track.

Overview of the Horse Racing Industry in the U.S.

During 2015, there were 52,771 active thoroughbred racehorses in the United State. Those horses raced in a total of 38,941 thoroughbred races and earned approximately $1.1 billion in purse winnings. Thoroughbred horse races in 2010 attracting millions of spectators and aggregate handle of more than $10.7 billion at tracks and at off-site locations. The US Gross Domestic Product for thoroughbred racing, breeding, and related activities alone is over $39 billion, with the total horse industry contributing over $101 billion.

Pari-mutuel wagering is the prevalent form of wagering on horse racing events. Pari-mutuel wagering is a form of wagering in which wagers on horse races are aggregated in a commingled pool of wagers, called a mutual pool, and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutual pool and the allocation of those dollars among the various kinds of bets. Unlike casino gaming, the customers bet against each other, and not against the operator, and therefore the operator bears no risk of loss with respect to wagering conducted except in the case of minimum payout bets. The pari-mutuel operator retains a pre-determined percentage of the total amount wagered, called the takeout, on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutual pool is distributed to the winning customers. Of the percentage retained by the pari-mutuel operator, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in a track’s races. Pari-mutuel wagering on horse racing is the largest form of pari-mutuel wagering, and it is currently authorized in over 40 states of the United States and all provinces of Canada.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined by approximately 24% from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), have shown a more modest decrease, declining by about 4.8% over the same period, as illustrated in the table below:

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The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen, and approximately 49% of race days have not generated sufficient revenue to cover purses and the cost of running the day. Major racing events, however, continue to draw large crowds, earn high television ratings and attract substantial total handle.

Year	Total US Foal Crop		Number Of US Races	Total US Purses	Total US Starters	Avg. Purse Per Starter ($)	Avg. Purse Per Race ($)

1988	45,258		71,014	676,797,744	83,021	8,152	9,530
1989	44,250		74,071	706,940,245	83,893	8,427	9,544
1990	40,333		72,664	714,480,213	82,314	8,680	9,833
1991	38,151		71,689	698,654,071	80,238	8,707	9,746
1992	35,051		70,393	709,565,534	76,943	9,222	10,080
1993	33,822		65,354	692,123,219	72,567	9,538	10,590
1994	32,118		64,118	718,439,110	69,583	10,325	11,205
1995	31,884		61,969	761,582,751	67,021	11,363	12,290
1996	32,243		58,259	792,704,873	65,108	12,175	13,607
1997	32,119		57,832	851,462,820	64,099	13,284	14,723
1998	32,947		55,894	904,014,631	63,798	14,170	16,174
1999	33,844		54,644	962,853,553	63,547	15,152	17,620
2000	34,728		55,486	1,030,879,290	64,443	15,997	18,579
2001	34,721		55,127	1,067,490,193	65,829	16,216	19,364
2002	32,986		54,304	1,074,247,738	67,009	16,031	19,782
2003	33,976		53,503	1,055,496,849	68,249	15,465	19,728
2004	34,800		53,595	1,092,085,465	68,569	15,927	20,377
2005	35,050		52,257	1,085,005,415	66,903	16,218	20,763
2006	34,905		51,668	1,120,350,012	66,733	16,789	21,684
2007	34,357		51,304	1,180,587,881	67,261	17,552	23,012
2008	32,330		50,119	1,165,042,722	67,061	17,373	23,246
2009	29,609		49,368	1,098,194,699	66,104	16,613	22,245
2010	25,948		46,379	1,031,317,175	62,994	16,372	22,237
2011	22,644		45,418	1,061,210,889	59,896	17,718	23,365
2012	21,440		45,086	1,127,775,188	57,331	19,671	25,014
2013	21,275	*	43,139	1,127,210,117	54,187	20,802	26,130
2014	20,300	*	41,277	1,111,715,735	51,695	21,505	26,933
2015	20,300	*	38,941	1,093,667,288	49,960	21,891	28,085

________

*Estimated Numbers

Source: Equibase, LLC

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Size of Thoroughbred Business

The US Gross Domestic Product for thoroughbred racing, breeding, and related activities alone is over $39 billion, with the total horse industry contributing over $101 billion. There are an estimated 50,000 thoroughbred races each year attracting 60 million spectators and bets of more than $13 billion at the tracks and at off-site locations.

Deciding on Horse

When deciding on acquiring the horse the main pieces of information the Company relies on are breeding, past performance charts and race replays.

When deciding to claim a horse, the Company relies mostly on the thoroughbred’s past performance. This is because unlike a private sell or an auction, the Company cannot have a veterinarian check the horse prior to acquiring the thoroughbred. The past performance will provide evidence to the soundness of the thoroughbred, the thoroughbred’s willingness and ability to win and the length of race and turf types that the thoroughbred prefers. The Company’s officers believe that the past performance indicates the level of competition the thoroughbred can win at and therefore it does indicate its value. However, the past performance may not accurately predict the future performance of the thoroughbred. In addition, to the thoroughbreds past performance the Company reviews the thoroughbred’s pedigree, conformation, and dosage rating of the thoroughbred. Once the Company has made initial decisions to acquire a thoroughbred, we review race replays and/or watch the thoroughbred gallop in morning workouts. During this phase we review athleticism to assist in determining whether to claim a particular horse. The qualities that make up the athleticism of a horse include its physical proportionality, its temperament and its balance. Unlike a private transaction or auction the Company cannot have a vet check out for the thoroughbred for soundness issues prior to the company acquiring the thoroughbred. The Company relies on the past performance, race replays and watching morning workouts and/or gallops to determine the soundness of a particular thoroughbred it intends to acquire. The Company also will have a veterinarian check the thoroughbred prior to acquiring the thoroughbred thereby provide the Company with a comprehensive report on the health and condition of the thoroughbred. At an auction, the thoroughbred typically has not raced before and therefore does not have any past performances to rely on. Therefore, the Company relies on ancestry, or bloodline, and the confirmation of the thoroughbred.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•	the last day of the fiscal year following the fifth anniversary of the effective date of this registration statement;
•	the date on which we have, during the previous three-year period, issued more than $1 billion in non- convertible debt; and
•	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act.

We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

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The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 13 under “Risk Factors” of the effect on our financial statements of such election.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 1 to the September 30, 2017 financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to those matters are also described in Note 2 of the September 30, 2017 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Competition

The thoroughbred industry is highly competitive. Our competitors and potential competitors include major stables companies and individuals with high net worth’s. Most of our competitors have greater financial, personnel and other resources than we have. Accordingly, a high degree of competition in these areas will continue

Governmental Regulation

Horse racing is governed by the individual states through which mainly focus on regulating the pari-mutual wagering in horse racing. In California, horse racing is regulated by the California Horse Racing Board and governed by the Business and Professions Code of California. The Company’s California owner’s license number is 321870 and it expires in December 2018. The Company doesn’t require a license to breed in Kentucy. Licenses are required to race horses.

Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Proprietary Rights

We do not have any proprietary rights.

Reports to Security Holders

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

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Item 8: Description of Property

As our office space needs are limited at the current time, we are currently located at 1624 Market St Suite 202-90862 Denver, CO 80202. Which is for mailing purposes only. We pay $50 per month for space in Colorado. The horses for the breeding are maintain at a 3rd party farm in Kentucky and we pay a day rate for the horses. The horses in the racing division are housed by the trainer which is included in the monthly fee paid to the trainer.

Item 9: Management’s Decision and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Results of Operations

General Overview

We were incorporated in the state of Nevada as Cascade Springs Ltd. on January 19, 2010. In 2012, we amended our Articles of Incorporation to change our name to Colorado Gold Mines, Inc. On June 18, 2014, we changed our name to Buscar Oil, Inc. On May 19, 2015, we changed our name to Buscar Company. Our primary business is the breeding and selling of thoroughbreds.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Going Concern

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these unaudited condensed consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2017, the Company had not yet achieved profitable operations, has accumulated losses of $18,967,460 since its inception and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available or on terms acceptable to the Company.

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Thoroughbreds

The Company’s main focus is breeding thoroughbreds in Kentucky. The Company currently has three mares in Kentucky and two foals. The Company has entered the foals into the November Keeneland Auction. Two of the company’s mares are pregnant and their foals will be sold in 2018 at the Keeneland November sale.

Current Thoroughbred Roster

Breeding Division

Name	Type	Location	Pregnant	2018 Breeding Season
Milania	Brood Mare	Kentucky	No	Curlin
Sweet Dreams	Brood Mare	Kentucky	Yes to Tapit	Tapit
Meta Mu	Brood Mare	Kentucky	Yes to American Pharoah	Inquiring into Battle of Midway
Lazy Susan	Brood Mare	Kentucky	Yes to Quality Roads	Tapit

Racing Division

Name	Location	Trainer
Sweet Congrats	California	Blacker, D
Well Hello	California	Blacker, D

Results of Operations

The following summary of our operations should be read in conjunction with our unaudited financial statements for the three and six months ended September 30, 2017 and 2016.

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

	Three Months Ended September 30,
	2017	2016	Change	%
Costs and expenses
General and administrative	$133,511	$1,256,223	$(1,122,712)	(89)%
Total operating expenses	133,511	1,256,223	(1,122,712)	(89)%

Loss from operations	(133,511)	(1,256,223)	(1,122,712)	(89)%
Other expense
Loss before income taxes	(133,511)	(1,256,223)	(1,122,712)	(89)%
Net loss	$(133,511)	$(1,256,223)	$(1,122,712)	(89)%

We have not generated any revenues as of September 30, 2017.

Operating expense decreased to $133,511 from $1,256,223 for the three months ended September 30, 2017 and 2016, respectively. The decrease in operating expenses is primarily due to a decrease in management and consulting fees.

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We incurred a net loss of $133,511 and $1,256,223 for the three months ended September 30, 2017 and September 30, 2016, respectively.

Six Months Ended September 30, 2017 Compared to Six Months Ended September 30, 2016

	Six Months Ended September 30,
	2017	2016	Change	%
Costs and expenses
General and administrative	$293,772	$1,795,339	$(1,501,567)	(84)%
Impairment loss	333,000	-	333,000	-
Total operating expenses	626,772	1,795,339	(1,168,567)	(65)%

Loss from operations	(626,772)	(1,795,339)	1,168,567	(65)%
Other expense
Loss on debt settlement	300,000	-	300,000	-
Loss before income taxes	(326,772)	(1,795,339)	1,468,567	(82)%
Net loss	$(326,772)	$(1,795,339)	$1,468,567	(82)%

Operating expenses decreased to $626,772 from $1,795,339 for the six months ended September 30, 2017 and 2016, respectively. The decrease in operating expenses is primarily due to a decrease in management and consulting fees.

We incurred a net loss of $326,772 and $1,795,339 for the six months ended September 30, 2017 and September 30, 2016, respectively.

Results of Operations and Financial Condition for the years ended March 31, 2017 and 2016

	Years Ended March 31,		Changes
	2017	2016	Amount	%

Revenue	$-	$-	$-	-

Operating expenses:
General and administrative	3,372,540	402,656	2,969,884	738%
Total expenses	3,372,540	402,656	2,969,884	738%

Loss from operations	(3,372,540)	(402,656)	(2,969,884)	738%
Other expense:
Loss on debt settlement	-	(122,541)	122,541	(100%)
Total other expense	-	(122,541)	122,541	(100%)
Loss before income taxes	(3,372,540)	(525,197)	(2,847,343)	542%
Provision for income taxes	-	-	-	-
Net loss	$(3,372,540)	$(525,197)	$(2,847,343)	542%

We have not generated any revenues as of March 31, 2017.

The increase in operating expenses by $2,969,884 during the year ended 2017, is primarily due to the increase in management and consulting fees that resulted from stock issuances, increased legal and professional fees and maintenance fees for our thoroughbreds.

There is no assurance that we will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

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Liquidity and Capital Resources

	September 30,	March 31,
	2017	2017	Change	%
Cash	$489,196	$286,527	$202,669	71%

Current Assets	$489,196	$332,291	$156,905	47%
Current Liabilities	222,045	207,560	14,485	7%
Working Deficiency	$267,151	$124,731	$142,420	114%

As of September 30, 2017, and March 31, 2017, we had cash of $489,196 and $286,527, respectively. Our working capital increased 142,420, as of September 30, 2017, primarily due to an increase in cash of $202,669. Our cash position is insufficient and as such we plan to raise additional debt and equity financing to meet our obligations as they become due.

	March, 31	March 31,
	2017	2016	Change	%
Cash	$286,527	$-	$286,527	-

Current Assets	$332,291	$-	$332,291	-
Current Liabilities	207,560	222,926	(15,366)	(7%)
Working Capital (Deficiency)	$124,731	$(222,926)	$347,657	156%

Our working capital increased as of March 31, 2017 primarily due to the increase in cash.

	Six Months Ended September 30,
	2017	2016	Change	%
Cash Flows provided by (used in) Operating Activities	$202,669	$(39,051)	$241,720	(619)%
Cash Flows used in Investing Activities	-	(104,858)	104,858	(100)%
Cash Flows from Financing Activities	-	690,866	(690,866)	(100)%
Net Increase in Cash During the Year	$202,669	$546,957	$(344,288)	(63)%

As of September 30, 2017, and March 31, 2017, we had cash of $489,196 and $286,527, respectively. Our working capital increased as of September 30, 2017 primarily due to an increase in cash of $202,669. Our cash position is insufficient and as such we plan to raise additional debt and equity financing to meet our obligations as they become due.

During the six months ended September 30, 2017, cash provided by operating activities was $202,669. This was primarily the result of our net loss of $326,772, insurance claim of $300,000, offset by stock based compensation of $32,010, depreciation of $104,182, and an impairment loss of $333,000 and a decrease in prepaid expenses of $45,764, other receivable of $300,000 and an increase in accrued liabilities of $14,485. During the six months ended September 30, 2016, cash used in operating activities was $39,051. This was primarily the result of our net loss of $1,795,339 and a decrease in accrued liability of $5,000, offset by stock based compensation of $1,753,500 and depreciation of $7,788.

During the six months ended September 30, 2017, cash used in investing activities was $0. During the six months ended September 30, 2016, cash used in investing activities was $104,858. The company purchased minority interest in two horses and majority interest in two horses, for a total payment of $104,858.

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During the six months ended September 30, 2017, cash provided by financing activities amounted to $0. During the six months ended September 30, 2016, cash provided by financing activities amounted to $690,866. Our company received cash from issuance of common stock of $595,000 and loans from related party of $191,796 and repaid loans from a related party of $95,930.

	Year Ended March 31,
	2017	2016	Change
Cash Flows used in Operating Activities	$(619,181))	$(40,171)	$(579,012)
Cash Flows used in Investing Activities	(1,035,632)	-	(1,035,630)
Cash Flows from Financing Activities	1,941,340	40,171	1,901,169
Net Increase (Decrease) in Cash During the Year	$286,527	$-	$286,527

During the year ended March 31, 2017, cash used in operating activities was $619,181. This was primarily the result of our net loss of $3,372,540, reduced by stock based compensation of $2,686,000, depreciation of $94,189, and increased from an increase in prepaid expenses of $45,764 and decreased from an increase accounts payable and accrued liabilities of $18,934.

During the year ended March 31, 2016, cash used in operating activities was $40,171. This was primarily the result of our net loss of $525,197, offset by stock based compensation of $357,000, loss on debt settlement of $122,541, and an increase in accounts payable and accrued liabilities of $5,485.

During the year ended March 31, 2017, cash used in investing activities was for the purchase of thoroughbreds.

During the year ended March 31, 2017, cash provided by financing activities was $1,941,340 from the issuance of 1,760,643 shares of common stock for $1,981,000, reduced $26,800 for net repayments to a related party, reduced $7,500 for repayments on a note payable, and reduced by $5,360 for the payment of a dividend.

We plan to raise additional debt and equity financing to meet our obligations as they become due. Our directors and officers has made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Our Board of Directors is comprised of one individual who is also our executive officer. Our executive officer makes decisions on all significant corporate matters such as the approval of terms of the compensation of our executive officer and the oversight of the accounting functions.

Although the Company has adopted a Code of Ethics and Business Conduct the Company has not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, the Company is not required to do so. The Company has not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. If we expand our board membership in future periods to include additional independent directors, the Company may seek to establish an audit and other committees of our board of directors. It is possible that if our Board of Directors included independent directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officer and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

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Trends and Key Factors Affecting Our Performance

The core elements of our growth strategy include acquisition of mares at the various auctions throughout the year. We plan to invest significant resources to accomplish these goals, and we anticipate that our operating expenses will continue to increase for the foreseeable future, particularly acquisition of mares, stud fees, and overhead. These investments are intended to contribute to our long-term growth; however, they may affect our short-term profitability.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. We have identified below the critical accounting policies which are assumptions made by management about matters that are highly uncertain and that are of critical importance and have a material impact on our financial statements. Management believes that the critical accounting policies and estimates discussed below involve the most complex management judgments due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue and expense amounts. Specific risks associated with these critical accounting policies are discussed throughout this MD&A, where such policies have a material effect on reported and expected financial results.

A complete listing of our significant policies is included in the notes to our financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates are based on historical experience, management expectations for future performance, and other assumptions as appropriate. We re-evaluate estimates on an ongoing basis; therefore, actual results may vary from those estimates.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

Thoroughbreds

The Company depreciates thoroughbreds via straight-line depreciation over its useful life of 3 years.

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The thoroughbreds are stated at the lower of cost or market value. The cost was deemed to be the best evidence of market value and the company’s thoroughbreds were therefore stated at cost. Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as additional costs of the horse. When a horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

The company evaluates the recoverability of its Long-Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets.

Cost of Development represent stud fee, boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse reaches maturity.

Thoroughbred Revenue Recognition

The Company pursues opportunities to realize revenues from a principal activity: breeding the thoroughbreds. It is the Company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as selling the horses and the Company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold, and the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Recent accounting pronouncements

For a discussion of recently issued and adopted accounting pronouncements, please see Note 2 to the interim and audited financial statements included elsewhere in this Form 1-A.

Item 10: Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Offering Circular.

Name (1)	Position	Age	Term of Office	Approximate Hours Per Week

Anastasia Shishova	President, Chief Executive Officer, Chief Financial Officer and Director	31	Inception to Present	As required

Anastasia Shishova, President, Chief Executive Officer, Chief Financial Officer and Director.

Ms. Shishova was appointed as our sole officer and director on June 19, 2015. Since 2012, Ms. Shishova has been involved in owning and racing thoroughbreds in California. Since June 2011, Ms. Shishova has worked as an independent marketing consultant for businesses. Ms. Shishova has a Master’s Degree in Marketing and a Bachelors Degree from Samara State University in Samara, Russia.

Compensation of Directors and Executive Officers

The Companies’ officers and director have received the annual salary listed below for the services rendered on behalf of the Company:

Name and Principal Position	Year	Salary	Bonus	Awards	Compensation	TOTAL

Anastasia Shishova,	2018	$240,000	0	0	0	240,000
President, CEO, Director (1)	2017	$120,000	0	0	0	120,000

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Item 12: Security Ownership of Management and Certain Security Holders

The following table sets forth information regarding beneficial ownership of our common stock as of FEBRUARY 22, 2018 and as adjusted to reflect the sale of shares of our common stock offered by this Offering Circular, by:

•	Each of our Directors and the named Executive Officers;
•	All of our Directors and Executive Officers as a group; and
•	Each person or group of affiliated persons known by us to be the beneficial owner of more than 10% of our outstanding shares of Common Stock
•	All other shareholders as a group

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company:

Name and Address	Number of Shares	Percent of Class

Common Stock (1)
Anastasia Shishova	14,325,000	76%
CEO

Troy Grant (1)	688	0.0%
COO

Series A Preferred Stock
Troy Grant	8,000,000	100%
COO

Series B Preferred Stock
Anastasia Shishova	9,965,000	100%
CEO

Other 5% Holders:
None.

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Item 13: Interest of Management and Others in Certain Transactions

Related Party Transactions

The Company’s officers and directors owns the majority of the issued and outstanding controlling shares of the Company. Consequently, this shareholder controls the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

•	Election of the Board of Directors
•	Removal of any Directors
•	Amendments to the Company’s Articles of Incorporation or bylaws;
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will thus have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

As at March 31, 2015 a related party were owed $238,254, for funds from related parties for paying its accounting, consulting and legal fees. The amount due did not bear any interest and is due on demand. During the year ended March 31, 2016, the amounts were cancelled against the issuance for shares of common stock in the Company.

On August 1, 2014 the Company entered into an Executive Employment Agreement with Mr. Troy Grant. Starting on August 1, 2014, the Company shall pay Mr. Grant a base salary of $22,000 per month, full or part, plus applicable bonuses as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board. These agreements have been terminated and Mr. Grant received 325,000 shares of common stock, which included payment for the accrued salaries, bonus and rental expenses.

On August 1, 2014 the Company entered into an office rental agreement with Mr. Grant for 700 square feet of office space located at his residence in Nova Scotia, Canada. The Company shall occupy the Premises on a month-to-month basis for $500 per month. Rent shall accrue from August 1, 2014 until July 31, 2015, and on such date, the Tenant shall pay owner the sum outstanding ($500 monthly) for all accrued rents. $4,000 has been expensed to date. These agreements have been terminated and Mr. Grant received 325,000 shares of common stock, which included payment for the accrued salaries, bonus and rental expenses.

On March 21, 2016, the Company issued 3,750 shares of common stock to a consultant, who is married to our CEO, with a fair value of $225,000 for consulting services. Consultant is being retained to assist the Company in acquiring and locating thoroughbreds to acquire for its stable and to perform any and all duties as requested by the Company’s CEO. Additionally, Consultant shall provide use of his thoroughbred to obtain Buscar Stables license in California. This contract shall expire on April 30, 2016.

As of March 31, 2017 and 2016, the Company had due to related party of $0 and $26,800, respectively.

In July 2016, the Company entered into an employment agreement with our CEO. The agreement is deferred until November 2017. The material terms of the PSA are as follows:

Term: 10 Years

Salary: $120,000 ($240,000 beginning December 1, 2018)

Stock Awards: 3,000,000 subject to a 10-year lock up agreement and 1,000,000 from the Company’s S-8 upon execution of the PSA.

Allowances: Our CEO may receive allowances up $3,000 per month.

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During the year ended March 31, 2017, the Company borrowed a total amount of $191,796 from a shareholder, who is also married to the CEO of the Company, and repaid $218,596 for payments of operating expenses and purchase of thoroughbreds and $39,508 for a management fee.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Conflict of Interest Policies

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our policies will be designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Our sole director plans to adopt a policy that discloses personal conflicts of interest. This policy will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to our director and subsequently to our shareholders in our next semi-annual or annual report. These policies may not be successful in eliminating the influence of conflicts of interest. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Item 14: Securities Being Offered

Common Stock

On June 28, 2016, with an effective date of July 13, 2016, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State to effect a 1-for-200 share Reverse Split of the Company’s issued and outstanding common stock. Common share amounts and per share amounts in this report have been retroactively adjusted to reflect this reverse split.

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future.

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Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Nevada and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Shares

Series A Preferred Shares

We have 8,000,000 shares of Series A Preferred Stock outstanding which have the rights, designations and preferences below:

•	each one (1) share of Series A Preferred Stock is entitled to zero (0) dividends;

•	each one (1) share of Series A Preferred Stock is entitled to zero (0) votes on all matters submitted to a vote of our common stockholders;

•	each one (1) share of Series A Preferred Stock shall be convertible into zero (0) shares of our common stock; and

•	upon our Liquidation, dissolution or winding up the holders of the Series A Preferred Shares shall be entitled to receive $.01 per share held;

The provisions in our Articles of Incorporation relating to the preferred stock allows our directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to our Common Stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

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Series B Preferred Shares

The Company has 9,965,000 shares of Series B Preferred Stock, which have the rights, designations and preferences below:

•	each one (1) share of Series B Preferred Stock is entitled to zero (0) dividends;

•	each one (1) share of Series B Preferred Stock is entitled to four hundred (400) Common Share votes on all matters submitted to a vote of our common stockholders;

•	each one (1) share of Series B Preferred Stock shall be convertible into zero (0) shares of our common stock; and

•	upon our Liquidation, dissolution or winding up the holders of the Series B Preferred Shares shall be entitled to receive $.01 per share held;

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Options and Warrants

None.

LEGAL MATTERS

The validity of the securities offered by this Offering Circular has been passed upon for us by Nathaniel Reinking, 4301 Orchard Lane, Bloomington, Indiana 47403.

EXPERTS

Our balance sheet as of March 31, 2017 and the related statement of operations, changes in stockholders’ equity and cash flows for period ended March 31, 2017 included in this Offering Circular has been audited by Benjamin & Young, an independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

APPOINTMENT OF AUDITOR

Our board of directors appointed Benjamin & Young. as our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Common Stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

44

We also maintain a website at www.buscarcompany.com After the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

REPORTS TO SECURITIES HOLDERS

After the completion of this Tier II, Regulation A offering, we intend to become subject to the information and periodic reporting requirements of the Exchange Act. If we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. Until we become or never become subject to the reporting requirements of the Exchange Act, we will furnish the following reports, statements, and tax information to each stockholder:

1.	Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

2.	Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending on the last Sunday of a calendar year, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by us and available for viewing by the stockholders.

45

BUSCAR COMPANY, INC.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

PAGE

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2017 (UNAUDITED) AND MARCH 31, 2017	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR SIX MONTHS ENDED SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016	F-3

CONSOLIDATTED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR SIX MONTHS ENDED SEPTEMBER 30, 2017 AND THE PERIOD ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND FISCAL YEARS ENDED MARCH 31, 2017 AND MARCH 31, 2016

F-4

CONSOLIDATED STATEMENT OF CASH FLOWS FOR SIX MONTHS ENDED SEPTEMBER 30, 2017	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	F-11

CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2017 AND MARCH 31, 2016	F-12

CONSOLIDATED STATEMENT OF OPERATIONS FOR FISCAL YEARS ENDED MARCH 31, 2017 AND MARCH 31, 2016	F-13

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR FISCAL YEARS ENDED MARCH 31, 2017 AND MARCH 31, 2016	F-14

CONSOLIDATED STATEMENT OF CASH FLOWS FOR FISCAL YEARS ENDED MARCH 31, 2017 AND MARCH 31, 2016	F-15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-16

F-1

BUSCAR COMPANY
Condensed Consolidated Balance Sheets
	September 30,	March 31,
	2017	2017
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$489,196	$286,527
Prepaid expense	-	45,764
Total Current Assets	489,196	332,291

Thoroughbreds, net	504,261	941,443

TOTAL ASSETS	$993,457	$1,273,734

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$38,904	$24,419
Note payable	5,871	5,871
Contingent liabilities	177,270	177,270
Total Current Liabilities	222,045	207,560

Total Liabilities	$222,045	$207,560

Stockholders’ Equity
Preferred stock, par value $0.0001; authorized 50,000,000 shares authorized;
Series A preferred stock, $0.0001 par value, 10,000,000 shares designated; 8,000,000 shares issued and outstanding at September 30, 2017 and March 31, 2017, respectively	800	800
Series B preferred stock, $0.0001 par value, 10,000,000 shares designated; 9,965,000 shares issued and outstanding at September 30, 2017 and March 31, 2017, respectively	997	997
Common stock, $0.0001 par value, 500,000,000 shares authorized; 18,681,321 and 18,581,321 shares issued and outstanding at September 30, 2017 and March 31, 2017, respectively	1,868	1,858
Additional paid-in capital	19,735,207	19,703,207
Accumulated deficit	(18,967,460)	(18,640,688)
Total Stockholders’ Equity	771,412	1,066,174
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$993,457	$1,273,734

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

BUSCAR COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Revenue	$-	$-	$-	$-

Operating expenses:
General and administrative	133,511	1,256,223	293,772	1,795,339
Impairment loss	-	-	333,000	-
Total operating expenses	133,511	1,256,223	626,772	1,795,339

Loss from operations	(133,511)	(1,256,223)	(626,772)	(1,795,339)

Other Income
Insurance claim income	-	-	300,000	-

Loss before income taxes	(133,511)	(1,256,223)	(326,772)	(1,795,339)
Provision for income taxes	-	-	-	-
Net loss	$(133,511)	$(1,256,223)	$(326,772)	$(1,795,339)

Deemed dividend on Series B convertible preferred stock	-	(1,397)	-	(1,397)
Net loss attributable to common stockholders	(133,511)	(1,257,620)	$(326,772)	$(1,796,736)

Net loss per common share: basic and diluted	$(0.01)	$(0.10)	$(0.02)	$(0.14)

Weighted average common shares outstanding: basic and diluted	18,681,321	12,532,916	18,672,581	12,532,916

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

BUSCAR COMPANY
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Six Months Ended September 30, 2017 and Fiscal Years Ended March 31, 2017 and 2016

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	Deficit

Balance, March 31, 2015	8,000,000	$800	-	$-	1,125	$-	$390,000	$13,929,870	$(14,736,194)	$(415,524)

Common stock issued for services	-	-	-	-	3,750	-	-	225,000	-	225,000
Common stock issued for debt settlement	-	-	-	-	6,500	1	-	187,540	-	187,541
Common stock issued exchanged for common stock payable	-	-	-	-	36,000	4	(390,000)	389,996	-	-
Common Stock issued to CEO for debt settlement	-	-	-	-	325,000	32	-	299,968	-	300,000
Debt settlement	-	-	-	-	-	-	-	5,254	-	5,254
Net loss	-	-	-	-	-	-	-	-	(525,197)	(525,197)

Balance, March 31, 2016	8,000,000	$800	-	$-	372,375	$37	$-	$15,037,628	$(15,261,391)	$(222,926)

Adjustment for reverse split	-	-	-	-	803	-	-	-	-	-
Series B Preferred stock issued to CEO	-	-	10,000,000	1,000	-	-	-	(1,000)	-	-
Common stock issued for cash	-	-	-	-	1,760,643	176	-	1,980,824	-	1,981,000
Common stock issued for services	-	-	-	-	2,447,500	245	-	2,685,755	-	2,686,000
Common stock issued for conversion of Series B Preferred Stock	-	-	(35,000)	(3)	14,000,000	1,400	-	-	(1,397)	-
Net loss	-	-	-	-	-	-	-	-	(3,372,540)	(3,372,540)
Dividend Paid	-	-	-	-	-	-	-	-	(5,360)	(5,360)

Balance, March 31, 2017	8,000,000	$800	9,965,000	$997	18,581,321	$1,858	$-	$19,703,207	$(18,640,688)	$1,066,174
Common stock issued for services	-	-	-	-	100,000	10	-	32,000	-	32,010
Net loss	-	-	-	-	-	-	-	-	(326,772)	(326,772)
Balance, SEPTEMBER 30, 2017	8,000,000	$800	9,965,000	$997	18,681,321	$1,868	$-	$19,735,207	$(18,967,460)	$771,412

The accompanying notes are an integral part of these consolidated financial statements.

F-4

BUSCAR COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(326,772)	$(1,795,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	32,010	1,753,500
Depreciation	104,182	7,788
Impairment	333,000	-
Changes in operating assets and liabilities:
Prepaid expenses	45,764	-
Accounts payable and accrued liabilities	14,485	(5,000)
Net cash provided by (used in) operating activities	202,669	(39,051)

Cash Flows From Investing Activities
Purchase of thoroughbreds	-	(104,858)
Net cash used in investing activities	-	(104,858)

Cash Flows From Financing Activities
Common stock issued	-	595,000
Borrowings under due to related party	-	191,796
Repayments of due to related party	-	(95,930)
Net cash provided by financing activities	-	690,866

Net cash and cash equivalents increase for the period	202,669	546,957
Cash and cash equivalents at beginning of period	286,527	-
Cash and cash equivalents at end of period	$489,196	$546,957

Supplemental Cash Flow Information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Non-Cash Investing And Financing Activities
Series B Preferred shares issued to Company officer	$-	$1,000
Conversion of Series B Preferred stock into common stock	$-	$1,400

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

BUSCAR COMPANY

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2017

Note 1 - Business

Buscar Company. (“Buscar”, “we”, “us”, “our”, the “Company”) was incorporated in Nevada as Cascade Springs Ltd. on January 19, 2010. In 2012, we amended our Articles of Incorporation to change our name to Colorado Gold Mines, Inc. On June 18, 2014, changed our name to Buscar Oil, Inc. On May 19, 2015, the Company changed its name to Buscar Company. Buscar is domiciled in the state of Nevada, and its corporate headquarter is located in Los Angeles, CA. The Company selected March 31 as its fiscal year end.

The Company’s business is the buying, selling and racing of thoroughbreds that can race in the allowance and stakes levels of thoroughbred racing; however, the Company will initially begin in the claiming level of thoroughbred racing. The Company intends to acquire in its claiming division before acquiring horses for its allowance/stakes division. These horses will provide the Company with revenue and a foundation to build out a stakes level stable. The Company’s main focus will be acquiring horses that will be capable of racing in stake races throughout the Country.

Note 2 - Going Concern

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these unaudited condensed consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2017, the Company had not yet achieved profitable operations, has accumulated losses of $18,967,460 since its inception and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available or on terms acceptable to the Company.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation of Interim Financial Statements

The accompanying unaudited interim consolidated financial statements as of and for the six months ended September 30, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. All intercompany balances and transactions have been eliminated in consolidation. Operating results for the six ended September 30, 2017 are not necessarily indicative of the results that may be expected for any future periods or the year ending March 31, 2018. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on July 14, 2017.

F-6

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. It is reasonably possible that a change in the Company’s estimates will occur in the near term and such change could be material as information becomes available. The Company’s estimates include thoroughbreds reserve for potential impairment, and contingent liabilities.

Consolidation Policy

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Buscar Stables, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Thoroughbreds

The Company depreciates thoroughbreds via straight-line depreciation over its useful life of 3 years.

The thoroughbreds are stated at the lower of cost or market value. The cost was deemed to be the best evidence of market value and the company’s thoroughbreds were therefore stated at cost. Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as additional costs of the horse. When a horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

The company evaluates the recoverability of its Long-Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets.

Cost of Development represent stud fee, boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse reaches maturity.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Stock-Based Compensation

ASC 718, ”Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, ”Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $32,010 and $1,753,500 for the six months ended September 30, 2017 and 2016, respectively. Share-based expense totaled $32,010 and $1,228,500 for the three months ended September 30, 2017 and 2016, respectively.

F-7

Thoroughbred Revenue Recognition

The Company pursues opportunities to realize revenues from a principal activity: breeding the thoroughbreds. It is the Company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as selling the horses and the Company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold, and the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Recent Accounting Pronouncements

Revenue from Contracts with Customers

In September 2017, the FASB has issued Accounting Standards Update (ASU) No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.” The amendments in ASU No. 2017-13 amends the early adoption date option for certain companies related to the adoption of ASU No. 2014-09 and ASU No. 2016-02. Both of the below entities may still adopt using the public company adoption guidance in the related ASUs, as amended. The effective date is the same as the effective date and transition requirements for the amendments for ASU 2014-09 and ASU 2016-02.

In May 2014, the FASB issued accounting standards updates which modifies the requirements for identifying, allocating, and recognizing revenue related to the achievement of performance conditions under contracts with customers. This update also requires additional disclosure related to the nature, amount, timing, and uncertainty of revenue that is recognized under contracts with customers. This guidance is effective for fiscal and interim periods beginning after December 15, 2017 and is required to be applied retrospectively to all revenue arrangements. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 4 - Thoroughbreds

	September 30, 2017	March 31, 2017
Thoroughbreds	$625,103	$625,103
Cost of development	77,529	410,529
	702,632	1,035,632
Accumulated depreciation	(198,371)	(94,189)
Thoroughbreds, net	$504,261	$941,443

Depreciation expense for six months ended September 30, 2017 and 2016 was $104,182 and $7,788, respectively. Depreciation expense for three months ended September 30, 2017 and 2016 was $52,092 and $6,038, respectively. At September 30, 2017 and March 31, 2017, thoroughbreds with a cost basis of $625,103 and accumulated depreciation of $198,371 and $94,189, respectively.

F-8

On December 14, 2016, the Company paid $333,000 for stud fee which is used to mate Milania, one of the Company’s thoroughbreds, with War Front, a highly breaded third-party horse. The amount was capitalized as thoroughbreds. On August 1, 2017, the Company notified its insurance company that the mating was not successful after four breeding sessions. The insurance company approved to cover the loss of $300,000. As a result, the Company recognized an impairment loss of $0 and $333,000 for the three and six months ended September 30, 2017, respectively, and reduced the cost of development asset of $333,000. On August 8, 2017, the Company received cash of $300,000 from the insurance company.

Note 5 - Long Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets are reviewed for recoverability at the lowest level in which there are identifiable cash flows (“asset group”), usually at the thoroughbred level. The carrying amount of an asset group is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If the asset group is determined not to be recoverable, then an impairment charge will be recognized in the amount by which the carrying amount of the asset group exceeds its fair value, determined using discounted cash flow valuation techniques, as defined in ASC 360, Property, Plant, and Equipment.

On August 1, 2017, the company was notified that Milania was not pregnant with War Front after four breeding sessions. The Company recognized an impairment loss of $333,000, and reduced the cost of development asset of $333,000.

Note 6 - Note payable

As of September 30, 2017, and March 31, 2017, the Company recorded note payable of $5,871 and $5,871, respectively. The note bears no interest and is due upon demand.

Note 7 - Commitments and Contingencies

As of September 30, 2017, the Company had a total of $222,045 of outstanding liabilities. As of this date, the Company recognizes $177,270 of outstanding liabilities related to previous Company directors, Robert Sawatsky and Kelly Fielder. The Company’s legal counsel believes that the outstanding liabilities are expected to be paid back to the previous Company directors, Robert Sawatsky and Kelly Fielder, who had originally loaned money to the Company. However, there has been no resolution of this event.

Dividend policy

The Company intends to distribute at least 16% of our net purse winnings that our company’s thoroughbreds generate. However, our ability to pay dividends is subject to limitations imposed by Nevada law. Pursuant to Nevada Revised Statute 78.288, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.

Note 8 - Equity

Preferred Stock

The Company has authorized 50,000,000 preferred shares with a par value of $0.0001 per share. Board of Directors are authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

F-9

Series A Preferred Stock

The Company has designated 10,000,000 preferred shares of Series A Preferred Stock with a par value of $0.0001 per share.

As at September 30, 2017 and March 31, 2017, the Company had 8,000,000 shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

The Company has designated 10,000,000 preferred shares of Series B Preferred Stock with a par value of $0.0001 per share.

As at September 30, 2017 and March 31, 2017, the Company had 9,965,000 shares of Series B Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001 per share.

During the six months ended September 30, 2017, the Company issued 100,000 shares of common stock for services, with a fair value of $32,010.

As of September 30, 2017, and March 31, 2017, the Company had 18,681,321 and 18,581,321 shares of common stock issued and outstanding, respectively.

Note 9 - Loss Per Common Share

Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings. As of September 30, 2017, and March 31, 2017 the Company did not have any dilutions.

Note 10 – Subsequent Events

The Company has analyzed its operations subsequent to September 30, 2017 to the date these financial statements were issued, and have the following events to disclose:

•	The Company acquired Lazy Susan at the 2017 Keenland Auction for $120,000.

•	The Company sold two foals at the 2017 Keeneland Auction for a total of $330,000. The Company expects to receive the funds within 45 days after the conclusion of the sale.

•	The Company’s thoroughbred Mr. Ability was retired due to injury.

F-10

1100 N. Tustin Avenue, 2nd floor Anaheim, CA 92807 Office: (714) 238-0000 E-Fax: (714) 451-4160 www.bycpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Buscar Company

We have audited the accompanying balance sheet of Buscar Company (the “Company”) as of March 31, 2017 and March 31, 2016, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2017 and 2016 and the results of its operations, changes in stockholders’ deficit and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, these conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Benjamin & Young, LLP

Anaheim, California

July 14, 2017

F-11

BUSCAR COMPANY
Consolidated Balance Sheets

	March, 31	March, 31
	2017	2016
ASSETS

Current Assets:
Cash	$286,527	$ -
Prepaid expense	45,764	-
Total Current Assets	332,291	-
Thoroughbreds, net	941,443	-

TOTAL ASSETS	$1,273,734	$ -

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities	$24,419	$5,485
Due to related party	-	26,800
Note payable	5,871	13,371
Contingent liabilities	177,270	177,270
Total current liabilities	207,560	222,926

Total liabilities	207,560	222,926

Stockholders’ Equity (Deficit):
Preferred stock, par value $0.0001; authorized 50,000,000 shares authorized;	-	-
Series A preferred stock, $0.0001 par value, 10,000,000 shares designated; 8,000,000 shares issued and outstanding at March 31, 2017 and 2016, respectively	800	800
Series B preferred stock, $0.0001 par value, 10,000,000 shares designated; 9,965,000 and 0 shares issued and outstanding at March 31, 2017 and 2016, respectively	997	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 18,581,321 and 372,375 shares issued and outstanding at March 31, 2017 and 2016, respectively	1,858	37
Additional paid-in capital	19,703,207	15,037,628
Accumulated deficit	(18,640,688)	(15,261,391)
Total stockholders’ equity (deficit)	1,066,174	(222,926)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,273,734	$ -

The accompanying notes are an integral part of these consolidated financial statements.

F-12

BUSCAR COMPANY
Consolidated Statements of Operations

	Year Ended March 31,
	2017	2016

Revenue	$-	$-

Operating expenses:
General and administrative	3,372,540	402,656
Total operating expenses	3,372,540	402,656

Loss from operations	(3,372,540)	(402,656)

Other expenses:
Loss on debt settlement	-	(122,541)
Total other expenses	-	(122,541)

Loss before income taxes	(3,372,540)	(525,197)

Provision for income taxes	-	-

Net loss	(3,372,540)	(525,197)

Deemed dividend on Series B convertible preferred stock	(1,397)	-

Net loss attributable to common stockholders	$(3,373,937)	$(525,197)

Net loss per common share: basic and diluted	$(0.28)	$(1.80)

Weighted average common shares outstanding: basic and diluted	12,179,422	292,492

The accompanying notes are an integral part of these consolidated financial statements.

F-13

BUSCAR COMPANY
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Years Ended March 31, 2017 and 2016

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	Deficit

Balance, March 31, 2015	8,000,000	$800	-	$-	1,125	$-	$390,000	$13,929,870	$(14,736,194)	$(415,524)

Common stock issued for services	-	-	-	-	3,750	-	-	225,000	-	225,000
Common stock issued for debt settlement	-	-	-	-	6,500	1	-	187,540	-	187,541
Common stock issued exchanged for common stock payable	-	-	-	-	36,000	4	(390,000)	389,996	-	-
Common Stock issued to CEO for debt settlement	-	-	-	-	325,000	32	-	299,968	-	300,000
Debt settlement	-	-	-	-	-	-	-	5,254	-	5,254
Net loss	-	-	-	-	-	-	-	-	(525,197)	(525,197)

Balance, March 31, 2016	8,000,000	$800	-	$-	372,375	$37	$-	$15,037,628	$(15,261,391)	$(222,926)

Adjustment for reverse split	-	-	-	-	803	-	-	-	-	-
Series B Preferred stock issued to CEO	-	-	10,000,000	1,000	-	-	-	(1,000)	-	-
Common stock issued for cash	-	-	-	-	1,760,643	176	-	1,980,824	-	1,981,000
Common stock issued for services	-	-	-	-	2,447,500	245	-	2,685,755	-	2,686,000
Common stock issued for conversion of Series B Preferred Stock	-	-	(35,000)	(3)	14,000,000	1,400	-	-	(1,397)	-
Net loss	-	-	-	-	-	-	-	-	(3,372,540)	(3,372,540)
Dividend Paid	-	-	-	-	-	-	-	-	(5,360)	(5,360)

Balance, March 31, 2017	8,000,000	$800	9,965,000	$997	18,581,321	$1,858	$-	$19,703,207	$(18,640,688)	$1,066,174

The accompanying notes are an integral part of these consolidated financial statements.

F-14

BUSCAR COMPANY
Consolidated Statements of Cash Flows

	Year Ended March 31,
	2017	2016

Cash Flows From Operating Activities:
Net loss	$(3,372,540)	$(525,197)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	2,686,000	357,000
Depreciation	94,189	-
Loss on debt settlement	-	122,541
Changes in operating assets and liabilities:
Prepaid expenses	(45,764)	-
Accounts payable and accrued liabilities	18,934	5,485
Net Cash Used in Operating Activities	(619,181)	(40,171)

Cash Flows From Investing Activities:
Purchases of thoroughbreds	(1,035,632)	-
Net Cash Used in Investing Activities	(1,035,632)	-

Cash Flows From Financing Activities:
Proceeds from issuances of common stock	1,981,000	-
Borrowings under due to related party	231,304	26,800
Repayments of due to related party	(258,104)	-
Proceeds from note payable	-	13,371
Repayment of note payable	(7,500)	-
Dividend paid	(5,360)	-
Net Cash Provided by Financing Activities	1,941,340	40,171

Net cash increase for the year	286,527	-
Cash at beginning of year	-	-
Cash at End of Year	$286,527	$-

Supplemental Cash Flow Information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Non Cash Investing And Financing Activities
Series B Preferred shares issued to related party	$1,000	$-
Conversion of Series B Preferred stock into common stock	$1,400	$-
Issuance of 36,000 shares of common stock in exchange for common stock payable	$-	$390,000
Issuance of 3,750 shares of common stock for consulting services	$-	$225,000
Issuance of 325,000 shares of common stock in exchange for $300,000 of debt settlement to a related party	$-	$300,000
Issuance of 6,500 shares of common stock in exchange for $65,000 of debt settlement to an unrelated party	$-	$187,541
Debt settlement by related party	$-	$5,254

The accompanying notes are an integral part of these consolidated financial statements.

F-15

BUSCAR COMPANY

Notes to Consolidated Financial Statements

March 31, 2017 and 2016

Note 1 - Business

Buscar Company. (“Buscar”, “we”, “us”, “our”, the “Company”) was incorporated in Nevada as Cascade Springs Ltd. on January 19, 2010. In 2012, we amended our Articles of Incorporation to change our name to Colorado Gold Mines, Inc. On June 18, 2014, changed our name to Buscar Oil, Inc. On May 19, 2015, the Company changed its name to Buscar Company. Buscar is domiciled in the state of Nevada, and its corporate headquarter is located in Los Angeles, CA. The Company selected March 31 as its fiscal year end.

The Company’s business is the buying, selling and racing of thoroughbreds that can race in the allowance and stakes levels of thoroughbred racing; however, the Company will initially begin in the claiming level of thoroughbred racing. The Company intends to acquire in its claiming division before acquiring horses for its allowance/stakes division. These horses will provide the Company with revenue and a foundation to build out a stakes level stable. The Company’s main focus will be acquiring horses that will be capable of racing in stake races throughout the Country.

Note 2 - Summary of Significant Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. It is reasonably possible that a change in the Company’s estimates will occur in the near term and such change could be material as information becomes available. The Company’s estimates include thoroughbreds reserve for potential impairment, and contingent liabilities.

Consolidation Policy

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Buscar Stables, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 2017 and 2016, the Company had $286,527 and $0 of cash, respectively.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-16

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions. Generally, we remain subject to Internal Revenue Service examination of our 2012 through 2016 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2012 through 2016 California Franchise Tax Returns. However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

Thoroughbreds

The Company depreciates thoroughbreds via straight-line depreciation over its useful life of 3 years.

The thoroughbreds are stated at the lower of cost or market value. The cost was deemed to be the best evidence of market value and the company’s thoroughbreds were therefore stated at cost. Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as additional costs of the horse. When a horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

The company evaluates the recoverability of its Long Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets. The Company did not recognize any impairment losses for any periods presented.

	March 31, 2017	March 31, 2016
Thoroughbreds	$625,101	$ -
Cost of development	410,529	-
	1,035,630	-
Accumulated depreciation	(94,187)	-
Thoroughbreds, net	$941,443	$ -

Cost of Development represent stud fee, boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse reaches maturity.

During the years ended March 31, 2017 and 2016, the Company recorded depreciation of $94,187 and $0, respectively.

Thoroughbred Revenue Recognition

The Company pursues opportunities to realize revenues from a principal activity: breeding the thoroughbreds. It is the Company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as selling the horses and the Company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold, and the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

F-17

Basic and Diluted Loss Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

The following is a reconciliation of the numerator and denominator used for the computation of basic and diluted net loss per common shares:

	Year Ended March 31,
	2017	2016
Numerator:
Net loss available to stockholders	$(3,372,540)	$(525,197)

Denominator:
Weighted average number of common shares – Basic and Diluted	12,179,422	292,492

Net loss per common share – Basic and Diluted	$(0.28)	$(1.80)

Stock-Based Compensation

ASC 718, ”Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Accordingly, all of the stock compensation vested as of March 31, 2017 as services were rendered and fulfilled as of March 31, 2017 and stocks were issued to employees and consultants.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, ”Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $2,686,000 and $357,000 for the years ending March 31, 2017 and 2016, respectively. The Company did not have any stock options outstanding as of March 31, 2017 and 2016.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, prepaid expenses, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

F-18

The Company adopted ASC Topic 820, ”Fair Value Measurements (“ASC Topic 820”),” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets; liabilities in active markets;

•

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or directly or indirectly including inputs in markets that are not considered to be active;

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation for comparative purposes.

Recent Accounting Pronouncements

The FASB has issued Accounting Standards Update (ASU) No. 2017-09, ”Compensation—Stock Compensation (Topic 718) — Scope of Modification Accounting.” ASU 2017-09 applies to entities that change the terms or conditions of a share-based payment award. The FASB adopted ASU 2017-09 to provide clarity and reduce diversity in practice as well as cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to the modification of the terms and conditions of a share-based payment award. The amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. Effective for all entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued. The Company does not anticipate the adoption of ASU 2017-09 will have a material impact on its consolidated financial statements.

The FASB has issued Accounting Standards Update (ASU) No. 2017-01, ”Business Combinations (Topic 805): Clarifying the Definition of a Business,” clarifying the definition of a business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments provide a more robust framework to use in determining when a set of assets and activities is a business. They also provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. For public companies, the amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company does not anticipate the adoption of ASU 2017-01 will have a material impact on its consolidated financial statements.

Note 3 - Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At March 31, 2017, the Company had not yet achieved profitable operations, has accumulated losses of $18,640,688 since its inception and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available or on terms acceptable to the Company.

F-19

Note 4 - Due to Related Party

During the year ended March 31, 2017, the Company borrowed a total amount of $191,796 from a shareholder, who is also married to the CEO of the Company, and repaid $218,596 for payments of operating expenses and purchase of thoroughbreds and $39,508 for a management fee.

On March 21, 2016, the Company issued 3,750 shares of common stock to a cons ultant, who is married to our CEO, with a fair value of $225,000 for consulting services. Consultant was being retained to assist the Company in acquiring and locating thoroughbreds to acquire for its stable and to perform any and all duties as requested by the Company’s CEO. Additionally, Consultant provided use of his thoroughbred to obtain Buscar Stables license in California. This contract expired on April 30, 2016.

As of March 31, 2017 and 2016, the Company had due to related part of $0 and $26,800, respectively.

Note 5 – Note payable

During the year ended March 31, 2017, the Company repaid $7,500 to a former officer of the Company. During the year ended March 31, 2016, the Company borrowed a total amount of $13,371 for payments of operating expense on behalf of the Company. As of March 31, 2017, and 2016, the Company recorded note payable of $5,871 and $13,371, respectively. The note bears no interest and is due upon demand.

Note 6 - Commitments and Contingencies

As of March 31, 2017, the Company had a total of $207,560 of outstanding liabilities. As of this date, the Company recognizes $177,270 of outstanding liabilities related to previous Company directors, Robert Sawatsky and Kelly Fielder. The Company’s legal counsel believes that the outstanding liabilities are expected to be paid back to the previous Company directors, Robert Sawatsky and Kelly Fielder, who had originally loaned money to the Company. However, there has been no resolution of this event.

Note 7 - Equity

Preferred Stock

The Company has authorized 50,000,000 preferred shares with a par value of $0.0001 per share. Board of Directors are authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

Series A Preferred Stock

The Company has designated 10,000,000 preferred shares of Series A Preferred Stock with a par value of $0.0001 per share. As at March 31, 2017 and 2016, the Company had 8,000,000 shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

The Company has designated 10,000,000 preferred shares of Series B Preferred Stock with a par value of $0.0001 per share.

During the year ended March 31, 2017, 10,000,000 shares of Series B Preferred Stock were issued to our CEO for par value as there is no stated value.

F-20

During the year ended March 31, 2017, 35,000 shares of Series B Preferred Stock were converted at rate of 1 preferred share to 400 common shares, resulting in the issuance of 14,000,000 shares of common stock, for a value of $1,400, of which $1,397 was recorded as a deemed dividend.

As at March 31, 2017 and 2016, the Company had 9,965,000 and 0 shares of Series B Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001 per share.

On June 28, 2016, with an effective date of July 13, 2016, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State to effect a 1-for-200 share Reverse Split of the Company’s issued and outstanding common stock. Common share amounts and per share amounts in these consolidated financial statements have been retroactively adjusted to reflect this reverse split.

During the year ended March 31, 2017, the Company issued common shares, as follows:

•	2,447,500 shares for services, with a fair value of $2,686,000 as compensation

•	1,760,000 shares issued for $1.10 per share, for $1,936,000.

•	643 shares issued for $45,000.

•	803 shares for rounding up adjustment on the reverse split.

•	14,000,000 shares were issued for the conversion of 35,000 shares of Series B Preferred Stock.

During the year ended March 31, 2016, the Company issued common shares, as follows:

•

On June 8, 2015, Troy Grant, the Company’s former chief executive officer and sole member of the Board of Directors and current Chief Operating Officer, was issued 325,000 shares of restricted Common Stock in exchange for accrued salaries, bonus and expenses of $300,000. No shares have been issued to Mr. Grant prior to June 9, 2015 with regard to deferred salary and bonus.

•	On March 21, 2016, the Company issued 3,750 shares of common stock to a consultant, who is married to the CEO, with a fair value of $225,000 for consulting services (see Note 4).

•

In June 2015, 6,500 shares of common stock, having a market value of $187,514, were issued to two consultants to settle debt of $65,000. The Company recognized a loss on debt settlement of $122,541 and recorded this amount to additional paid in capital.

As of March 31, 2017 and 2016, the Company had 18,581,321 and 372,375 shares of common stock issued and outstanding, respectively.

F-21

Note 8 - Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

	March 31, 2017	March 31, 2016
Deferred tax assets
Net operating loss carryforwards	$18,640,688	$15,261,391
Less: Valuation allowance for deferred tax asset	(18,640,688)	(15,261,391)
	$ -	$ -

Reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% and state statutory rate of 6.9% for 2017 and 2016 is as follows:

	March 31, 2017	March 31, 2016

Income tax benefit at federal statutory rate	(34.00)%	(34.00)%
State income tax benefit, net of effect on federal taxes	(6.90)%	(6.90)%
Increase in valuation allowance	40.90%	40.90%
Income tax expense (benefit)	0.0%	0.0%

The amount taken into income as deferred tax assets must reflect that portion of the net operating loss carryforwards that is more likely-than-not to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, due to the uncertainty surrounding their realization.

No provision for income taxes has been provided in these consolidated financial statements due to the net loss. The effective tax rate differs from the 34% statutory rate for the year ended March 31, 2017 due to the change in valuation allowance.

Due to the change in ownership provisions of the Income Tax laws of United States of America, net operating loss carry forwards of approximately $18,640,688 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years. They typically expire 20 years from when incurred.

Note 9 - Subsequent Events

Subsequent to the year end, 100,000 shares of common stock were issued for services.

F-22

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description

1A-2.1	Certificate of Incorporation, as filed with the Nevada Secretary of State
1A-2.2	By-laws
1A-4	Subscription Agreement
1A-11	Consent of the Public Accountant
1A-12	Legal Opinion

46

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on FEBRUARY 22, 2018.

BUSCAR COMPANY

By:	/s/ Anastasia Shishova
Name:	Anastasia Shishova
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Anastasia Shishova	Chief Executive Officer	FEBRUARY 22, 2018
Anastasia Shishova	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

47